UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ______)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § Rule 240.14a-12

Hurco Companies, Inc.

(Name of Registrant as Specified in this Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant To Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HURCO COMPANIES, INC.

ONE TECHNOLOGY WAY

P.O. BOX 68180

INDIANAPOLIS, INDIANA 46268

(317) 293-5309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 10, 2016

The 2016 Annual Meeting of Shareholders of Hurco Companies, Inc., will be held at our corporate headquarters, One Technology Way, Indianapolis, Indiana 46268, at 10:00 a.m. Eastern Time on Thursday, March 10, 2016, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify;

2.	To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers;

3.	To approve the Hurco Companies, Inc. 2016 Equity Incentive Plan;

4.	To approve the Hurco Companies, Inc. Cash Incentive Plan;

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016; and

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR items 1, 2, 3, 4 and 5. The persons named as proxies will use their discretion to vote on any other matters that may properly arise at the annual meeting.

The foregoing items of business are more fully described in our proxy statement accompanying this notice. Please read our proxy statement carefully.

If you do not expect to attend the annual meeting, please mark, sign and date the enclosed proxy card and return it in the enclosed return envelope which requires no postage if mailed in the United States or vote your shares via the Internet or by telephone as described in the proxy statement.

Only shareholders of record as of the close of business on January 8, 2016, are entitled to notice of and to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

By order of the Board of Directors,

Sonja K. McClelland, Secretary

Indianapolis, Indiana

January 25, 2016

YOUR VOTE IS IMPORTANT—Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly in the enclosed envelope or vote your shares via the Internet or by telephone as described in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to our forthcoming annual meeting. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the "full set delivery" option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of shareholders, proxy statement, form of proxy card and our most recent annual report on Form 10-K are available at www.hurco.com/proxymaterials. If you plan to attend the annual meeting in person, you may obtain directions to the meeting site by written request directed to Sonja K. McClelland, Vice President and Chief Financial Officer, Hurco Companies, Inc., One Technology Way, P. O. Box 68180, Indianapolis, Indiana 46268 or by telephone at (317) 293-5309.

HURCO COMPANIES, INC.

One Technology Way

P. O. Box 68180

Indianapolis, Indiana 46268

Annual Meeting of Shareholders

March 10, 2016

PROXY STATEMENT

This proxy statement and accompanying proxy are being furnished to the holders of common stock of Hurco Companies, Inc. (the "Company," "Hurco," "we" or "us") in connection with the solicitation of proxies by the Board of Directors for the 2016 Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on Thursday, March 10, 2016, at our corporate headquarters at One Technology Way, Indianapolis, Indiana, and at any adjournments thereof. This proxy statement and the accompanying form of proxy are being mailed to our shareholders on or about January 25, 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the meeting and what are my voting rights?

Shareholders of record as of the close of business on January 8, 2016 are entitled to vote at the annual meeting or any adjournments thereof.  As of that date, there were 6,593,638 shares of our common stock outstanding and entitled to vote at the annual meeting.  Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote.  There is no cumulative voting on election of directors or any other matter.

How many shares must be present to hold the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business.

What matters will be voted on at the meeting?

There are five matters to be considered at the meeting, as follows:

1.	Election of eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify;
2.	An advisory vote to approve the compensation paid to our named executive officers, also referred to as the "say-on-pay" vote;
3.	Approval of the Hurco Companies, Inc. 2016 Equity Incentive Plan (the “2016 Equity Plan”);
4.	Approval of the Hurco Companies, Inc. Cash Incentive Plan (the “Cash Incentive Plan”); and
5.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016.

How are votes counted?

All shares that have been properly voted, and not revoked, will be voted at the meeting in accordance with the instructions of the voting shareholders.

Brokers are not entitled to exercise discretion to vote shares on any of the matters to be voted on at the meeting other than the ratification of the appointment of the auditor unless the shareholder gives voting instructions to the broker.  Accordingly, if you hold your shares in "street name" and wish your shares to be voted by your broker on the election of directors, the say-on-pay vote, the 2016 Equity Plan or the Cash Incentive Plan, you must give your broker voting instructions.

What vote is required to approve each proposal?

To approve each of the proposals, the following votes are required from the holders of voting shares. Except as set forth below, abstentions and broker non-votes will not count as votes cast on the proposals below and will not affect the outcome of the votes.

Proposal		Vote Required
1	Election of directors

The election of director nominees will be determined by a plurality of the shares voting on such election, which means that the director nominees receiving the most FOR votes will be elected up to the maximum number of directors to be elected at the annual meeting. Broker non-votes and abstentions will not affect the determination of whether any nominee is elected.

2	Say-on-pay vote	More votes are cast FOR than AGAINST.
3	Approval of the 2016 Equity Plan

The 2016 Equity Plan requires the affirmative vote of a majority of the votes cast. In other words, approval of the 2016 Equity Plan will be determined where the number of shares voted FOR the 2016 Equity Plan exceeds the number of shares voted AGAINST or ABSTAIN. Abstentions will have the same effect as a vote against the approval of the 2016 Equity Plan. Broker non-votes will not affect the determination of whether the 2016 Equity Plan will be approved.

4	Approval of the Cash Incentive Plan

The Cash Incentive Plan requires the affirmative vote of a majority of the votes cast. In other words, approval of the Cash Incentive Plan will be determined where the number of shares voted FOR the Cash Incentive Plan exceeds the number of shares voted AGAINST or ABSTAIN. Abstentions will have the same effect as a vote against the approval of the Cash Incentive Plan. Broker non-votes will not affect the determination of whether the Cash Incentive Plan will be approved.

5	Ratification of auditors	More votes are cast FOR than AGAINST.

How can I vote my shares without attending the meeting?

Whether you hold your shares directly as a registered shareholder or beneficially in street name, you may vote without attending the meeting. If you are a shareholder of record, you can vote your shares by granting a proxy via the Internet, over the telephone or by mailing your signed proxy card. If you hold your shares in street name, your broker, bank or other nominee will provide you with materials and instructions on voting your shares.

How do I vote my shares in person at the meeting?

Proof of stock ownership and some form of government issued photo identification (such as a valid driver's license or passport) will be required for admission to the meeting. Only shareholders who owned our common stock as of the close of business on January 8, 2016 are entitled to attend the meeting.

•	If you are a shareholder of record, you must bring some form of photo identification to be admitted to the meeting. You may vote your shares in person at the meeting by completing a ballot at the meeting.

•	If your shares are held in street name, you must request a proxy from your broker, bank or other nominee that holds your shares. If you do not obtain a proxy from your broker, bank or other nominee, you will not be entitled to vote your shares at the meeting, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of common stock on January 8, 2016.

Even if you currently plan to attend the meeting, we recommend that you vote by proxy, either via the Internet, by telephone or by mail, so that your vote will be counted if you later decide not to attend the meeting.

What can I do if I change my mind after I submit my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by: (1) giving timely written notice of the revocation to our Secretary, or (2) submitting a later-dated proxy in person at the meeting, via the Internet, by telephone or by mail. If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank or other nominee holder. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

What are the Board's recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	FOR the election of the eight nominees as directors.

•	FOR the say-on-pay vote.

•	FOR the approval of the 2016 Equity Plan.

•	FOR the approval of the Cash Incentive Plan.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

•	FOR the election of the eight nominees as directors.

•	FOR the say-on-pay vote.

•	FOR the approval of the 2016 Equity Plan.

•	FOR the approval of the Cash Incentive Plan.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016.

What is the effect of the say-on-pay vote?

The say-on-pay vote is advisory and not binding on the Company, the Board of Directors or the Compensation Committee. We could, if the Board or the Compensation Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote.

What happens if additional matters are presented at the annual meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our By-Laws.

Who will count the votes?

Our Corporate Secretary will count the votes.

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our offices at One Technology Way, Indianapolis, Indiana 46268. If you would like to view the shareholder list, please contact our Corporate Secretary to schedule an appointment.

Who pays for the cost of proxy preparation and solicitation?

We will pay the cost of preparing, assembling and mailing this proxy statement and form of proxy. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Our directors, officers and other employees may also solicit proxies personally by telephone, facsimile, electronic mail, personal contact or otherwise. They will not be specifically compensated for doing so.

Can I receive future proxy statements and annual reports electronically?

Yes.  If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports and other shareholder communications by following the instructions on the proxy card to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.  You may also contact our Transfer Agent, Computershare Investor Services, by calling (781) 575-2879 or toll-free at (877) 282-1169 or by writing:  Computershare Investor Services  P.O. Box 30170, College Station, TX 77842.  If your shares are held beneficially in street name, please contact your bank, broker or other nominee and ask about the availability of electronic delivery.

Are you planning on making the proxy materials only available by Internet this year, unless paper copies are requested?

No.  Although many public companies are mailing a notice to their shareholders so they can provide proxy materials through the Internet, we have again elected to use the "full set delivery" option and so are providing paper copies of proxy materials to all of our shareholders.  Our proxy materials and Annual Report on Form 10-K are also available via the Internet at www.hurco.com/proxymaterials. We may decide not to use the "full set delivery" option in the future; however, you will still have the right to request a free set of proxy materials by mail.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members. The Board, acting on the recommendation of our Nominating and Governance Committee, has nominated the eight incumbents for election as directors. Each nominee who is elected will serve for a term of one year, which expires at our next annual meeting of shareholders or such later date as his or her successor has been elected and qualifies.

No fees were paid to any third parties to identify or evaluate potential nominees. Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees.

If any of these nominees becomes unable to serve, we expect that the persons named in the proxy will exercise their voting power in favor of other such person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board of Directors knows of no reason why any of the nominees would be unable to serve.

The names of the persons who are nominees for election and their current positions and offices with Hurco, if any, are set forth below. There are no family relationships among any of our directors or officers.

Nominees	Positions and Offices Held with Hurco
Thomas A. Aaro Robert W. Cruickshank	Director Presiding Independent Director
Michael Doar	Chairman, Chief Executive Officer and Director
Jay C. Longbottom	Director
Andrew Niner	Director
Richard Porter	Director
Janaki Sivanesan	Director
Ronald Strackbein	Director

Business Experience and Qualifications of Nominees

Thomas A. Aaro, age 58, has been a member of the Board of Directors since March 2015. Mr. Aaro was the founder and has been the Managing Partner since 2002 of BlueBlack LLC, an independent integrated/shopper marketing agency that provides strategic and promotional consulting, training and implementation to consumer packaged goods (CPG) companies, marketing agencies, marketing services and digital marketing companies. Previously, he served as the Partner/Chief Executive Officer of Marketing Drive-MGR, an integrated promotional marketing agency and as Chief Marketing Officer/Consultant for a number of technology-oriented companies, including Supermarkets Online, a division of Catalina, a CPG internet savings site, and Wavetel, a startup wireless Internet Service Provider in North Carolina.

Mr. Aaro brings to our Board of Directors extensive knowledge of marketing and entrepreneurship. His 30 years of experience leading marketing strategy for numerous CPG/technology companies and experience as an entrepreneur provides valuable insight to our Board.

Robert W. Cruickshank, age 70, has been a member of the Board of Directors since 2000 and Presiding Independent Director since June 2012. Mr. Cruickshank has been a consultant since 1981. Mr. Cruickshank was a director of Calgon Carbon Corporation, a producer of products and services for the purification, reparation and concentration of liquids and gases, until March 2013.

Mr. Cruickshank brings to our Board of Directors expertise in finance and investments. Mr. Cruickshank also has experience serving as an independent director of several public companies.

Michael Doar, age 60, has been a member of the Board of Directors since 2000. Mr. Doar was elected Chairman of the Board of Directors and our Chief Executive Officer in fiscal 2001. He also served as our President from November 2009 to March 2013. Prior to joining Hurco, Mr. Doar served as Vice President of Sales and Marketing of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International, an international engineering and machine tool systems business, having previously held various management positions with Ingersoll International from 1989. Mr. Doar also serves as a director of Twin Disc, Incorporated, a manufacturer of marine and heavy duty off-highway power transmission equipment.

Mr. Doar has led Hurco for more than fourteen years. As Chairman and Chief Executive Officer, Mr. Doar brings to our Board of Directors his in-depth knowledge of our business, strategy, people, operations, competition and financial position. Mr. Doar also provides leadership and vision for the development and execution of our strategic plans and the achievement of our business goals and objectives.

Jay C. Longbottom, age 62, has been a member of the Board of Directors since March 2015. Mr. Longbottom has been the Chief Executive Officer of Robert Family Holdings, a privately held company that manages a portfolio of specialty manufacturers, since 2013, and has been a member of its Board of Directors since 2008 and the Chair of its Audit Committee since 2009. Prior to Robert Family Holdings, Mr. Longbottom served as the Chief Executive Officer (CEO) of Trostel, LLC, a rubber products company, for a period of one year. Additionally, from 2002 to 2012, Mr. Longbottom was an executive of Haldex AB, a Swedish publicly traded company that provides proprietary and innovative solutions to improve safety, vehicle dynamics and environmental sustainability in the global commercial vehicle industry. Mr. Longbottom served as the CEO and President of Haldex AB from 2011 to 2012. Prior to 2011, he was the Executive Vice President and Head of the Commercial Vehicle Systems Division and the President of the Hydraulics Division of Haldex Group.

Mr. Longbottom brings to our Board of Directors significant knowledge in finance, mergers and acquisitions and international manufacturing operations. His experience as a CEO of a Swedish publicly traded company is especially relevant to understanding regulations and capital market requirements. Mr. Longbottom currently serves as a director of Robert Family Holdings and has served as a director of several other international corporations.

Andrew Niner, age 38, has been a member of the Board of Directors since 2012. Mr. Niner is President of Niner Wine Estates in Paso Robles, California.   Prior to Niner Wine Estates, Mr. Niner was a partner at Pacific Legacy Capital, a California based private equity group focused on investing in lower middle market companies.  Additionally, Mr. Niner was a restructuring advisor at a global distribution company and a strategy manager at Levi Strauss & Company.  Mr. Niner earned his Masters of Business Administration from the University of California at Berkeley and is a CFA Charterholder.

Mr. Niner brings to our Board of Directors knowledge and experience in strategic business development, operations and capital market transactions.

Richard Porter, age 60, has been a member of the Board of Directors since 2012. Mr. Porter has managed a private equity portfolio of manufacturing companies since 2007. Previously, he was President of CB Manufacturing, a cutting tool company, and President of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International.

Mr. Porter brings to the Board of Directors extensive experience in the machine tool industry, particularly in product and contract manufacturing. Mr. Porter also has experience serving on the boards of a number of private companies with annual revenues ranging from $40 million to $480 million.

Janaki Sivanesan, age 44, has been a member of the Board of Directors since 2008. Ms. Sivanesan is a practicing attorney and founding principal of a private equity firm focused on middle market investments.  She previously served as a partner at a large, New York law firm.  She was admitted to the bars of the States of New York and Georgia in 2007 and 1996, respectively.  Ms. Sivanesan has experience in a wide range of corporate transactions, from mergers and acquisitions to corporate finance, including private debt, equity investments and venture capital transactions.  Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing, and is particularly knowledgeable with respect to business operations in India.

Ms. Sivanesan provides to the Board of Directors and Audit Committee thorough knowledge and understanding of complex legal and capital markets transactions as well as corporate mergers and acquisitions.

Ronald Strackbein, age 74, has been a member of the Board of Directors since 2012. Mr. Strackbein has been a self-employed private investor for more than twenty years.

Mr. Strackbein provides to the Board of Directors significant experience in corporate operations, management and finance. Mr. Strackbein also has experience serving as a director of several other public and private corporations.

The Board of Directors recommends a vote "FOR" each of the nominees for director.

CORPORATE GOVERNANCE

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board and our Code of Business Conduct and Ethics and amends them as appropriate to reflect new policies or practices.

Board Leadership Structure

Our Board is currently led by Mr. Doar, our Chairman and Chief Executive Officer. Mr. Doar has held these positions since 2001 and has experience in leading the Company through a range of changes in business environments. The Board of Directors believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making, and a cohesive corporate strategy. Our Board of Directors possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel the Board is well qualified to evaluate our current and future needs and to judge how the capabilities of our senior management can be most effectively organized to meet those needs.

Our Board of Directors currently has seven independent directors. We have three standing committees and one of our independent directors serves as our Presiding Independent Director as required by our Corporate Governance Principles. The independent directors have designated Mr. Cruickshank to serve as Presiding Independent Director. The Presiding Independent Director oversees executive sessions of the independent directors and plays an active role in setting Board agendas and facilitating interactions between the independent directors and management. The Board of Directors evaluates the appropriateness of its leadership structure on an ongoing basis and may change it as circumstances warrant. We believe that each of these measures counter-balances any risk that may exist in having Mr. Doar serve as both Chairman and Chief Executive Officer. For these reasons, our Board of Directors believes this leadership structure is effective for our Company.

Board Role in Risk Oversight

Our Board regularly receives reports from our Chief Executive Officer and other members of our senior management team regarding areas of significant risk to us, including strategic, operational, financial, legal, regulatory and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as legal matters, regulatory compliance, treasury management, research and development, supply chain and quality control, and has developed a systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board's role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy.  Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee.  The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, external auditors, internal auditors and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements.  Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities.  The Audit Committee members, as well as all other directors, have access to our Chief Financial Officer, internal auditors and any other member of our management for discussions between meetings as warranted.  The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings

The Board of Directors has determined that each of our non-employee directors, Messrs. Aaro, Cruickshank, Longbottom, Niner, Porter and Strackbein and Ms. Sivanesan, is an "independent director" as defined by the listing standards of The Nasdaq Stock Market (the market in which our common stock trades), or Nasdaq, and the director independence rules of the Securities and Exchange Commission, or SEC.  The Board has affirmatively determined that none of the persons who served as independent directors during fiscal 2015 have any relationship with us that would impair their independence.

Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board of Directors held five regular meetings during fiscal 2015. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served during fiscal 2015, and all directors, except Mr. Strackbein who was ill, attended the 2015 annual meeting of shareholders.

Board Committees and Committee Meetings

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The members of the committees, as of the date of this proxy statement, are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Thomas A. Aaro	X
Robert W. Cruickshank		X	Chair
Michael Doar
Jay C. Longbottom	X
Andrew Niner			X
Richard Porter		Chair	X
Janaki Sivanesan	X
Ronald Strackbein	Chair	X

Audit Committee

The Audit Committee oversees our accounting, financial reporting, and internal audit activities. It appoints our independent registered public accounting firm and meets with that firm, our internal audit team, and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal accounting controls, policies and procedures. The Report of the Audit Committee is included on page 60 of this proxy statement.

All members of the Audit Committee are "independent" as such term is defined for audit committee members under the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that Mr. Strackbein qualifies as an "audit committee financial expert," as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

The Audit Committee held fifteen meetings during fiscal 2015.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.hurco.com.

Compensation Committee

The Compensation Committee reviews and recommends to the Board the compensation of our officers and managers and guidelines for the general wage structure of the entire workforce. The Compensation Committee also oversees the administration of our employee benefit plans and discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement. In determining the compensation of the named executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Report of the Compensation Committee is included on page 28 of this proxy statement.

All members of the Compensation Committee are "independent" as such term is defined for compensation committee members under the Nasdaq rules and SEC Rule 10C-1 promulgated under the Exchange Act.

The Compensation Committee held five meetings and acted by written consent in lieu of a meeting one time during fiscal 2015.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.hurco.com.

No member of our Compensation Committee was, at any time during fiscal 2015 or at any other time before fiscal 2015, an officer or an employee of the Company. In addition, none of the members of the Compensation Committee were involved in a relationship requiring disclosure as an interlocking executive officer or director under Item 407(e)(4) of Regulation S-K of the Exchange Act. None of our executive officers served as a member of the Compensation Committee at any time during or before fiscal 2015.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in an annual self-evaluation, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer.

All members of the Nominating and Governance Committee are independent directors as defined by Nasdaq rules.

The Nominating and Governance Committee held three meetings during fiscal 2015.

The Nominating and Governance Committee is responsible for identifying potential Board members. The committee examines, among other things, the following qualifications and skills of director candidates: their business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Board for certain skills or experiences. The Nominating and Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities. The committee does not have a formal policy with regard to the consideration of diversity in identifying nominees for director.

The Nominating and Governance Committee will consider candidates for director who are recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Secretary at One Technology Way, Indianapolis, Indiana 46268, who will forward it to the committee. Any such recommendation should include a description of the candidate's qualifications for Board service and contact information for the shareholder and the candidate.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Governance Committee must comply with the advance notice and informational requirements set forth in our By-Laws, which are more fully explained later in this proxy statement under "Shareholder Proposals for our 2017 Annual Meeting."

The Nominating and Governance Committee operates under a written charter, a copy of which is available on our website at www.hurco.com.

Shareholder Communications

The Board of Directors has implemented a process whereby shareholders may send communications to its attention. The process for communicating with the Board is set forth in our Corporate Governance Principles, which are available on our website at www.hurco.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC and Nasdaq. Such persons are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, and written representations from certain reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, during our fiscal year ended October 31, 2015, all of our officers, directors and greater than 10% beneficial owners complied with all filing requirements under Section 16(a).

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including our principal executive officer and principal financial officer. If we grant any waiver to the Code of Business Conduct and Ethics, we will disclose the nature of such waiver in a Current Report on Form 8-K that we will file with the SEC. A copy of the Code of Business Conduct and Ethics is available on our website at www.hurco.com. We will disclose any amendments or updates to our Code of Business Conduct and Ethics by posting such amendments or updates on our website.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The second proposal to be considered at the annual meeting is the annual advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables) or say-on-pay vote. Consistent with the preference expressed by shareholders at the 2011 annual meeting, we are conducting “say-on-pay” votes on an annual basis.

The Compensation Discussion and Analysis beginning on page 15 of this proxy statement describes our executive compensation program in detail and explains the philosophy of the program, the elements of compensation and the factors considered by the Compensation Committee in determining the compensation of our executive officers during fiscal 2015.

At our 2015 annual meeting of shareholders, approximately 97% of the votes cast on the annual say-on-pay vote were voted to approve the proposal, which was consistent with the percentage of votes cast in favor of the say-on-pay proposal at our 2014 annual meeting of shareholders. The Compensation Committee believes that the high levels of shareholder support at those meetings indicates that the changes made to our executive compensation in 2014 to align with contemporary practices and strengthen the pay-for-performance alignment of the executive compensation program were responsive to earlier shareholder concerns.

Accordingly, the Board of Directors recommends that our shareholders vote FOR the following resolution at the Annual Meeting:

"Resolved, that the compensation paid to Hurco Companies, Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is approved."

Because it is advisory, the results of the say-on-pay vote are not binding upon the Board of Directors or the Compensation Committee. However, as was the case with the results of the say-on-pay vote at prior annual meetings of shareholders, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote "FOR" the advisory proposal to approve the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section and the tables that follow it provide information regarding our compensation program and practices as they relate to our Chief Executive Officer, Chief Financial Officer and the two other executive officers identified in the Summary Compensation Table on page 30, and are referred to as the "named executive officers" in this analysis. We currently do not have any executive officers who are not also named executive officers.

The responsibilities of the Compensation Committee of the Board of Directors (referred to as the Committee in this section) include administering our compensation programs and approving or ratifying all compensation related decisions for the named executive officers.

Philosophy

The goals of our executive compensation program are to foster the creation of shareholder value while, at the same time, motivating and retaining managerial personnel. Our executive compensation program has been designed to hold executives accountable for the financial and operational performance of the Company, as well as reflecting the value of the Company's stock. Therefore, a substantial amount of an executive's compensation is at risk and tied to the performance of the Company on both a short-term and long-term basis. Our compensation program includes the use of Company common stock and stock ownership guidelines that serve to align the interests of our executives with the interests of our shareholders. Our compensation program is designed to reward executives at levels comparable to our peers to promote fairness and success in attracting and retaining executives. We believe that our compensation program does not promote excessive risk taking and various elements of our policies are in place, such as capped incentive opportunities, use of capital return metrics, stock ownership guidelines, recoupment policy and governance processes, that serve to mitigate excessive risk. The employment agreements with our named executive officers include a change in control severance benefit that has a "double-trigger" (requires both a change in control and termination of the executive's employment in order to receive that benefit).

2015 Overview

We are an industrial technology company that designs, produces, and sells computerized machine tools. During fiscal 2015, our sales were $219.4 million, a decrease of $2.9 million, or 1%, compared to fiscal 2014. Excluding the negative currency impact of $21.2 million, sales and service fees for fiscal 2015 reflected growth of $18.3 million, or 8%, over fiscal 2014. The year-over-year growth was due primarily to the increased shipments of higher performance machines in Europe and contributions from products related to our July 2015 acquisitions of the assets of the machine tool businesses of Milltronics Manufacturing, Inc. (“Milltronics”), a U.S. business, and Takumi Machinery Co., Ltd. (“Takumi”), a Taiwanese business. Operating income for fiscal 2015 was $23.8 million, or 11% of sales, compared to $22.0 million, or 10% of sales, in fiscal 2014. The year-over year improvement in operating income was primarily attributable to increased sales of higher-performance machines across all regions. The total compensation paid to the named executive officers reflected achievements of performance goals and strategic objectives set for fiscal 2015.

Consideration of 2014 and 2015 Say-on-Pay Votes

During fiscal 2014, the Committee approved the following changes to the executive compensation program:

o	adopted the 2014 short-term incentive compensation plan pursuant to which awards were based on pre-established performance metrics consisting of operating income margin and certain strategic objectives;

o	introduced performance-based equity and adjusted the mix and vesting of equity awards, as follows:

•	25% time-based restricted shares, which vest in equal installments over three years;

•	40% performance shares, which vest at the end of three years based on the satisfaction of pre-established goals related to our total shareholder return relative to our peer group;

•	35% performance shares, which vest at the end of three years based on the satisfaction of pre-established goals related to our average return on invested capital;

o	developed a peer group of similar companies and used reputable surveys based on manufacturing companies to evaluate the competitiveness of our executive compensation program;

o	amended the Corporate Governance Principles to establish stock ownership guidelines for executive officers and outside directors, and to prohibit hedging of our stock;

o	amended the Corporate Governance Principles to establish a written incentive compensation recoupment policy that applies to all executive officers;

o	engaged Pay Governance LLC to advise the Committee on compensation matters; and

o	adopted target annual incentive opportunities, including defined threshold and maximum payout opportunities.

The Committee believes the significant changes made to the fiscal 2014 executive compensation program strongly support its philosophy and objectives of aligning executive compensation with Company performance. The Committee considered the results of the say-on-pay vote in 2014 and 2015 and, based on the strong level of shareholder support in each of those years, the Committee made no material changes to the executive compensation program for fiscal year 2016.

Alignment of Pay-for-Performance

In January 2014, the Committee made several changes to our executive compensation program to create an even stronger, more direct link between the compensation of our named executive officers and Company performance. As discussed in more detail below, with respect to fiscal 2015 executive compensation, the Committee utilized operating income margin and strategic objective performance goals for the fiscal 2015 cash short-term incentive compensation element, and utilized relative total shareholder return and return on invested capital as the performance goals for the three-year performance share vesting requirements. Based on the strong level of shareholder support for our executive compensation program for fiscal 2015, the Committee determined to maintain a similar executive compensation program for fiscal 2016.

An analysis of the operating income trend compared to total executive compensation (summarized in the Summary Compensation Table on page 30) of the named executive officers, including all equity awards, during each of the last three years is shown below.

Operating Income Compared to Total Executive
Compensation

Elements of Compensation

The compensation package of our named executive officers consists primarily of a base salary, short-term incentive compensation and long-term incentive compensation. As part of the Committee’s continuous effort to strengthen the executive compensation program, from time to time the Committee engages its independent compensation consultant, Pay Governance, to conduct a competitive market assessment for each executive position using publicly available data from the peer group and executive compensation surveys. The assessment focuses on the competitiveness of compensation delivered to each executive by compensation elements (base salary, target annual incentive, target total cash compensation, expected value of long-term incentives and target total direct compensation). The objectives of the assessment are to understand changes in market compensation from year to year, to analyze the competitiveness of current pay levels relative to the market and to serve as an input for making compensation adjustments if necessary.

The charts below display the total compensation mix, based on target compensation for fiscal 2015, for our named executive officers.

2015 Executive Compensation Mix

Base Salaries. Our industry is highly cyclical and we believe that offering competitive base salaries is a key factor in attracting and retaining talent. In deciding on the appropriate base salary for each named executive officer, the Committee takes into consideration the results of the competitive market assessment, as well as the individual’s performance, his or her roles and responsibilities and related experience in the role.

Short-Term Incentive Compensation. For fiscal 2015, the Committee employed the same methodology adopted for the 2014 short-term incentive compensation plan that provided cash incentives tied to the achievement of targets for objective performance measures that are based on our fiscal 2015 operating income margin and certain strategic objectives. The Committee determined to maintain the same features of the short-term incentive compensation plan for fiscal 2016 since the Committee believes those features appropriately align executive compensation with Company performance. See “Compensation Decisions for Fiscal 2016.”

Long-Term Incentive Compensation. The Company has a shareholder-approved plan that permits the Committee to grant several types of equity-based awards. The Committee believes that equity-based awards that include three-year vesting requirements provide our executive officers with an ownership stake in the Company and promote executive retention. The Committee also believes that grants of restricted shares are an effective means to align the interests of executives more closely with those of our shareholders and that grants of performance shares directly link executive compensation with performance. In fiscal 2015, the Committee awarded a combination of restricted shares and performance shares to its executives which have a three-year vesting or performance period. The Committee determined to also maintain the same structure and metrics for the long-term incentive compensation awards for fiscal 2016. See “Compensation Decisions for Fiscal 2016.”

Stock Ownership Guidelines and Hedging Prohibitions. Our Corporate Governance Principles include stock ownership guidelines for our executive officers and independent directors. The Committee is responsible for interpreting and reviewing compliance with the stock ownership guidelines as they relate to the executive officers. The Committee believes that the executive stock ownership guidelines align executives' interests with those of stockholders through equity-based incentives and stock ownership guidelines that facilitate a culture of ownership. The guidelines provide that the executive officers are expected to acquire and maintain ownership of shares of our common stock (including unvested restricted stock awards) having an aggregate market value that is at least equal to five times annual base salary for the Chief Executive Officer, three times annual base salary for the President and two times annual base salary for the other named executive officers. The executive officers are expected to retain ownership of all net shares (shares of common stock acquired as a result of the exercise or vesting of equity incentive awards granted, reduced by any shares sold, tendered or retained to pay exercise price or tax withholding requirements related to such awards) acquired with respect to awards granted under the Company's equity incentive plan, until the requisite ownership has been achieved. If an executive officer fails to comply with the guidelines, the Committee may determine that such person is not eligible for awards under the Company's equity incentive plan until such time when he or she is in compliance. Any shares of stock subject to pledges or security interests will not be considered as owned in determining compliance with the stock ownership guidelines. In addition, our Corporate Governance Principles prohibit executive officers from hedging the economic risk of ownership of our common stock. Our Corporate Governance Principles can be accessed through our website at: http://www.hurco.com/en-us/about-hurco/investors/Documents/Hurco_Corporate_Governance_Principles.pdf.

Medical, Disability and Life Insurance. All full-time employees, including the named executive officers, participate in insurance benefits coverage to help manage the financial impact of ill health, disability and death. In addition, all named executive officers are provided supplemental disability benefits and our Chief Executive Officer is also provided a split-dollar life insurance benefit.

Retirement Benefits. We sponsor a 401(k) plan in which all full-time employees are eligible to participate. The purpose of the plan is to provide an incentive for employees to save for their retirement income needs and to assist in our attraction and retention of employees. Our named executive officers participate in the 401(k) plan on the same basis as other eligible employees. We currently match 100% of the first 6% of a participant's annual earnings that he or she contributes, up to the maximum permitted by law. We also maintain a deferred compensation program in which our named executive officers and other senior management employees may voluntarily participate. For additional information regarding the deferred compensation program see "Nonqualified Deferred Compensation."

Perquisites. The Committee believes that, even though the level of perquisites provided to the named executive officers is relatively minimal, perquisites are an integral component in establishing the competitiveness of our overall compensation program. Perquisites offered to the named executive officers include the use of company leased vehicles. For additional information regarding perquisites, see "Tabular Compensation Information."

Employment Agreements

We have employment agreements with each of the named executive officers. Information regarding these employment agreements is found in this section under the heading "Employment Agreements" on page 40. Under the heading "Potential Payments Upon Termination" on page 41 we also estimate the benefits that we would have paid to these executives if their employment had terminated on October 31, 2015, under various scenarios.

The Committee believes that these agreements are an important part of the overall compensation arrangements for the executives by helping to secure for us the continued employment and dedication of the executives while providing a reasonable amount of assurance to them of continued employment.

Compensation Decisions for Fiscal 2015

Details of the compensation payable to the named executive officers for fiscal 2015 are disclosed in the tables and related discussion that follow this Compensation Discussion and Analysis.

Base Salaries. On November 12, 2014, employing the methodology described above under "Elements of Compensation," the Committee established annual base salaries for the named executive officers for fiscal 2015. The salary increases for Messrs. Doar and Donlon were approximately 3%, the average merit increase for all U.S.-based employees of the Company, as their salaries were within the market competitive range. Ms. McClelland received a 43% salary increase in recognition of her increased responsibilities as a result of her appointment to the office of Vice President, Secretary, Treasurer and Chief Financial Officer and to better align her salary with the market competitive range. Mr. Volovic received an 8% salary increase in recognition of his increased responsibilities and to better align his salary with the market competitive range.

The following table sets forth the annual base salary of each of the named executive officers for fiscal 2014 and the annual base salary established by the Committee for each of those officers for fiscal 2015, as well as the percentage increase between the two years:

	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Percentage Increase
Michael Doar	$423,000	$436,000	3%
Sonja K. McClelland	$175,000	$250,000	43%
John P. Donlon	$223,000	$230,000	3%
Gregory S. Volovic	$325,000	$350,000	8%

Short-Term Incentive Compensation. On January 6, 2015, the Committee approved the short-term incentive compensation plan for fiscal 2015, with payout to occur thereunder in January 2016, if certain performance goals were attained during fiscal 2015. The performance goals related to our fiscal 2015 operating income margin and certain strategic objectives for the named executive officers, and payouts were based on the relative weightings set forth below:

Name	Performance Metric	Weighting
Michael Doar	Operating Income Margin	70%
	Strategic Objectives	30%

Sonja K. McClelland	Operating Income Margin	70%
	Strategic Objectives	30%

John P. Donlon	Operating Income Margin	50%
	Strategic Objectives	50%

Gregory S. Volovic	Operating Income Margin	70%
	Strategic Objectives	30%

Operating income margin was chosen as a performance metric as the Committee believes it most directly correlates to our executives' performance. An executive could earn a short-term incentive award due to success in achieving individual strategic objectives, even if performance fell below threshold on the operating income margin, however, the weighting of the two performance metrics encourages decisions that should benefit our overall profitability. Further, if fiscal 2015 operating income margin had been zero or negative, then no amounts would have been paid under the 2015 short-term incentive plan, even if all or a portion of the performance goals under the strategic objectives component were attained. Participants had the ability to earn between 50% of a target amount for achieving threshold performance and 200% of target for achieving maximum performance for each metric.

In January 2015, the Committee established the following payout levels that would be associated with the degree to which the operating income margin was attained for fiscal 2015:

Operating Income Margin	Threshold	Target	Exceeds	Maximum
Actual Results	7%	10%	12%	14%
Percentage Payout Level	50%	100%	150%	200%

Payout levels interpolated for results between 7% and 14%

In January 2015, the Committee also approved the strategic objectives set for each executive officer and the associated payout level for fiscal 2015. Participants had the ability to earn between 50% and 200% of the target amount based on the overall achievement of the applicable 2015 strategic objectives set for each participant. The strategic objectives approved by the Committee for each of the named executive officers and the related performance categories, were as follows:

	Performance Categories	Objective
Michael Doar	Strategic Initiatives/Asset Management	Execute strategic plan for incremental revenue growth and improved return on corporate assets
	Business Review/Development	Evaluate strategic initiatives and products for target markets
	Strategic Initiatives/Market Share	Assess and improve sales & marketing strategies to increase market share and operating profit
	Board Governance	Assist in the evaluation and recruitment of Board of Directors
	Investor Relations	Shareholder outreach
	Customer Service	Customer relationship management
	Resource Allocation and Planning	Risk assessment, development and succession planning for Executive Management

Sonja K. McClelland	Cost Reduction/Profit Improvement	Implement a plan to control costs of domestic manufacturing expansion
	Asset Management	Improve inventory turns
	Asset Management	Balance company strategies to improve the return on corporate assets
	Cost Reduction/Profit Improvement	Reduce operating expenses as a % of sales
	Asset Management/Profit Improvement	Improve the return on corporate assets

John P. Donlon	Strategic Initiatives/Market Share	Execute Asia development plan measured against four strategic objectives
	Cost Reduction/Profit Improvement	Improve operating profit in Asia
	Strategic Initiatives/Market Share	Increase revenue in Asia

Gregory S. Volovic	Production Capacity/Utilization	Improve U.S. based manufacturing capacity to accommodate increased production requirements
	Strategic Initiatives/Market Share	Improvement in the U.S. market share “percentage”
	Strategic Initiatives/Market Share	Increase unit volume
	Technology Improvement	Identify R&D investment opportunities
	Strategic Initiatives/Market Share	Operating performance improvement – Hurco USA
	Cost Reduction/Profit Improvement	Operating performance improvement – Hurco Italy
	Strategic Initiatives/Market Share	Identify acquisition candidates

In January 2016, the Committee determined the degree to which the operating income margin metric and the strategic objectives were attained, and the resulting payout level relative to the target amount for each metric. For fiscal 2015, the Company achieved a 10.85% operating income margin, and therefore the Committee determined that the resulting percentage payout level relative to the target amount for that metric would be 121.3%. The Committee also assessed the level of achievement of the above strategic objectives in fiscal 2015 for each of the named executive officers, and determined that the resulting percentage payout level relative to the target amount for that metric was: for Mr. Doar - 200%, for Ms. McClelland - 200%, for Mr. Donlon - 100% and for Mr. Volovic - 200%.

The weightings applicable to each of the operating income margin metric and the 2015 strategic objectives metric set forth above for each executive were then applied to the percentage payout level for each metric as determined by the Committee, resulting in a weighted-average percentage payout level relative to the target amount for each executive.

The weighted-average percentage payout level applicable to each officer was then multiplied by his or her target amount, which was determined by multiplying the base salary of the applicable officer paid during fiscal 2015 by the target amount set forth below:

Name	Target Amount of 2015 Base Salary
Michael Doar	85%
Sonja K. McClelland	50%
John P. Donlon	40%
Gregory S. Volovic	75%

The Committee retained the discretion to adjust downward, but not upward, the amount of compensation that would otherwise be payable under the 2015 short-term incentive compensation plan. The Committee did not exercise that discretion with respect to the amounts payable under the 2015 short-term incentive compensation plan.

The following table sets forth the total short-term incentive compensation amounts awarded to each named executive officer related to fiscal 2015:

	Operating Income	Strategic	Total Short-Term
	Margin	Objectives	Compensation
Michael Doar	$314,547	$222,360	$536,907
Sonja K. McClelland	$106,094	$75,000	$181,094
John P. Donlon	$55,775	$46,000	$101,775
Gregory S. Volovic	$222,797	$157,500	$380,297

Long-Term Incentive Compensation. On January 6, 2015, the Committee approved a long-term incentive compensation arrangement for the named executive officers in the form of restricted shares and performance shares awarded under the 2008 Equity Incentive Plan (the "2008 Plan"). The awards were weighted as 25% time-based vesting (in equal installments over three years) and 75% performance based vesting (at the end of a three-year period, to the extent performance metrics are satisfied). The three-year performance period is fiscal 2015 through fiscal 2017.

The Committee granted the awards of restricted shares and target number of performance shares to the named executive officers effective as of January 6, 2015, as follows:

	Restricted Shares	Performance Shares – TSR	Performance Shares – ROIC
Michael Doar	4,966	7,440	6,952
Sonja K. McClelland	2,173	3,255	3,042
John P. Donlon	931	1,395	1,304
Gregory S. Volovic	3,104	4,650	4,345

The performance shares designated as "Performance Shares-TSR" were weighted as 40% of the overall long-term incentive compensation arrangement and will vest and be paid based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our peer group. The companies comprising the peer group for the purposes of this award are the same as the companies comprising the peer group utilized for fiscal 2015 executive compensation determinations described below under "The Committee's Processes and Analyses – Use of Peer Group Data”. The performance and payout standards for the Performance Shares - TSR are as follows:

Performance Shares -TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 90th percentiles

The performance shares designated as "Performance Shares-ROIC" were weighted as 35% of the overall long-term incentive compensation arrangement and will vest and be paid based on the achievement of pre-established goals related to our average return on invested capital over the three-year period. Average return on invested capital may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined according to objective criteria established by the Committee), but only to the extent permitted by Code Section 162(m). Participants will have the ability to earn between 50% of the target number of shares for achieving threshold performance and 200% of the target number of shares for achieving maximum performance. The performance and payout standards for the Performance Shares - ROIC are as follows:

Performance Shares - ROIC	Threshold	Target	Maximum
Average ROIC	7%	9%	13%
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between 7% and 13%

Compensation Decisions for Fiscal 2016

Base Salaries. On November 11, 2015, employing the methodology described above under "Elements of Compensation," the Committee established annual base salaries for the named executive officers for fiscal 2016. The salary increases for Messrs. Doar and Volovic were approximately 3%, the average merit increase for all U.S.-based employees of the Company, as their salaries are within the current market competitive range for their roles and responsibilities. Ms. McClelland received a 4% salary increase to better align her salary with the current market competitive range. Mr. Donlon’s salary remained the same as his salary is within the current market competitive range for his roles and responsibilities.

The following table sets forth the annual base salary of each of the named executive officers for fiscal 2015 and the annual base salary established by the Committee for each of those officers for fiscal 2016, as well as the percentage increase between the two years:

	Fiscal 2015	Fiscal 2016	Percentage
	Base Salary	Base Salary	Increase
Michael Doar	$436,000	$450,000	3%
Sonja K. McClelland	$250,000	$260,000	4%
John P. Donlon	$230,000	$230,000	0%
Gregory S. Volovic	$350,000	$361,000	3%

Short-Term Incentive Compensation. As there were no material changes made to the short-term incentive plan for fiscal 2016, on January 4, 2016, the Committee approved the short-term incentive compensation plan for fiscal 2016, with payout to occur thereunder in January 2017, if the performance goals are attained during fiscal 2016. Following the end of fiscal 2016, the Committee will determine the degree to which the operating income margin goals and the strategic objectives were attained, and the resulting payout level relative to the target amount for each metric. Again, the Committee retains the discretion to adjust downward, but not upward, the amount of compensation that would otherwise be payable under the 2016 short-term incentive compensation plan.

Long-Term Incentive Compensation. Similar to the short-term incentive compensation plan, there were no material changes made to the long-term incentive arrangement for fiscal 2016 as compared to fiscal 2015. Therefore, effective January 4, 2016, the Committee granted the awards below of restricted shares and target number of performance shares to the named executive officers. The restricted shares will vest in equal installments over three years and the three-year performance period for the performance shares will be fiscal 2016 through fiscal 2018.

	Restricted	Performance	Performance
	Shares	Shares - TSR	Shares - ROIC
Michael Doar	7,873	10,694	11,022
Sonja K. McClelland	3,456	4,695	4,839
John P. Donlon	1,363	1,852	1,909
Gregory S. Volovic	4,992	6,782	6,989

The performance shares designated as "Performance Shares-TSR" were weighted as 40% of the overall long-term incentive compensation arrangement and will vest and be paid based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our peer group.

The companies comprising the peer group for the purposes of this award are the same as the companies comprising the 2016 peer group described below under "The Committee's Processes and Analyses – Use of Peer Group Data.” The performance and payout standards for the Performance Shares - TSR are as follows:

Performance Shares – TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 90th percentiles

The performance shares designated as "Performance Shares-ROIC" were weighted as 35% of the overall long-term incentive compensation arrangement and will vest and be paid based on the achievement of pre-established goals related to our average return on invested capital over the three-year period. Average return on invested capital may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined according to objective criteria established by the Committee), but only to the extent permitted by Code Section 162(m). Participants will have the ability to earn between 50% of the target number of shares for achieving threshold performance and 200% of the target number of shares for achieving maximum performance.

The Committee's Processes and Analyses

Role of Committee and Input from Management. The Committee is responsible for determining our executive compensation philosophy, objectives, policies and programs and approves or ratifies all compensation related decisions for the named executive officers. When making executive compensation decisions, the Committee considers the input of its independent compensation consultant and, for all executives other than our Chief Executive Officer, the recommendation of our Chief Executive Officer. Our Chief Executive Officer recommends salary levels, short-term incentive compensation awards, equity-based compensation awards and perquisites for our other named executive officers. Our Chief Executive Officer's compensation is determined solely by the Committee with the assistance of the Committee's independent compensation consultant. The Compensation Committee applies the same principles for executive compensation in determining our Chief Executive Officer's compensation that it applies in determining the compensation of our other executive officers.

Role of Compensation Consultant. In 2014 and 2015, the Committee engaged an independent compensation consultant, Pay Governance LLC, to advise and assist the Committee related to executive compensation matters. Pay Governance is retained directly by the Committee, reports directly to the Committee and participates in certain Committee meetings. In this regard, Pay Governance advises and assists the Compensation Committee:

•	in determining the appropriate objectives and goals of our executive compensation program;
•	in designing compensation programs that fulfill those objectives and goals;
•	in reviewing the primary components of that compensation;
•	in evaluating the effectiveness of our compensation programs;
•	in identifying appropriate pay positioning strategies and pay levels in our executive compensation program; and
•	in identifying comparable companies and compensation surveys for the Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

Pay Governance may, from time to time, contact our executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that our executive officers also receive.

Pay Governance and its affiliates did not provide any other services to us or our affiliates during 2014 or 2015. In addition, the Committee has determined that the work of Pay Governance and its employees has not raised any conflict of interest.

Use of Peer Group Data. With the assistance of its consultant, in 2014 and 2015, the Committee approved the composition of a peer group of publicly-traded companies that were selected on the basis of industry, revenue, global operations, employee size and market capitalization for use in the Committee’s 2015 fiscal year and 2016 fiscal year analyses of executive compensation. The following companies made up the peer group utilized for fiscal 2015 executive compensation determinations:

• Ampco-Pittsburgh Corporation	• Key Technology, Inc.
• Douglas Dynamics, Inc.	• Key Tronic Corporation
• Dynamic Materials, Corp.	• The L.S. Starrett Company
• The Eastern Company	• Nanometrics Incorporated
• Electro Scientific Industries, Inc.	• NN, Inc.
• FARO Technologies, Inc.	• PDF Solutions, Inc.
• Graham Corporation	• Proto Labs, Inc.
• GSI Group, Inc.	• QAD Inc.
• Hardinge Inc.	• Sun Hydraulics Corp.
• Kadant Inc.	• Transcat, Inc.

For the 2016 fiscal year analysis, at the recommendation of its consultant and after discussions with management, the committee approved the removal of NN, Inc. from the peer group used for the 2016 fiscal year analysis because its revenue has exceeded our peer group range as a result of NN Inc.’s acquisitions. As a result, the following companies made up the peer group utilized for fiscal 2016 executive compensation determinations:

• Ampco-Pittsburgh Corporation	• Key Technology, Inc.
• Douglas Dynamics, Inc.	• Key Tronic Corporation
• Dynamic Materials, Corp.	• The L.S. Starrett Company
• The Eastern Company	• Nanometrics Incorporated
• Electro Scientific Industries, Inc.	• PDF Solutions, Inc.
• FARO Technologies, Inc.	• Proto Labs, Inc.
• Graham Corporation	• QAD Inc.
• GSI Group, Inc.	• Sun Hydraulics Corp.
• Hardinge Inc.	• Transcat, Inc.
• Kadant Inc.

The Committee uses the peer group data as one of several inputs when making compensation determinations. Periodically, the Committee also reviews trends data for the manufacturing industry from Towers Watson to obtain a general understanding of current compensation practices in that industry as part of its analysis of executive compensation. In addition to the market data, the Committee may consider other factors such as an executive's individual performance, experience in his or her position and responsibilities that may not necessarily be benchmarked in market data.

Recoupment Policy

Our Corporate Governance Principles contain a compensation recoupment policy. Our Corporate Governance Principles are available on our website at www.hurco.com.

The recoupment policy provides that in the event that the Company restates previously released financial results, the Compensation Committee shall determine whether any incentive compensation (defined as all equity-based and non-equity based compensation, the amount, payment and/or vesting of which was determined based wholly or in part on the value of the Company’s financial results or the achievement of specified performance measures) paid or awarded to executive officers during the three years preceding the restatement should be recovered by the Company. If the Committee determines that the amount of any incentive compensation paid to executive officers (the “Awarded Compensation”) during the three-year period preceding the date of restatement exceeded the amount that would have been paid based on the restated financial results (the “Adjusted Compensation”), and the restatement resulted from the Company’s material noncompliance, due in whole or part to intentional fraud or ethical misconduct, with any financial reporting requirement under the federal securities laws, then the Committee shall determine whether the Company should, except as provided below, recover the after-tax portion of the difference between the Awarded Compensation and the Adjusted Compensation for the affected executive officer.

In making the determination whether the Company should recover any incentive compensation, the Committee will take any appropriate considerations into account, including the role the executive officer played in contributing to the events that caused the restatement, the likelihood of success in recovering the amounts under applicable law, the costs of seeking recovery, and whether the assertion of a claim may prejudice the interests of the Company in any related proceeding or investigation relating to the circumstances giving rise to the restatement.

In addition, the Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of future SEC guidance.

Taxes and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation that is not "performance-based compensation" paid to certain of our executives to $1,000,000. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive's exercise of previously granted equity awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. The Committee considers the anticipated tax treatment to the Company when determining executive compensation. However, for the above reasons, and in order to maintain the flexibility to be able to compensate our named executive officers in a manner designed to promote varying corporate goals, the Committee has determined to not adopt a strict policy that all executive compensation must be deductible under Section 162(m) of the Internal Revenue Code.

Our 2008 Plan contains performance-based conditions and has been approved by our shareholders, such that certain awards under the plan can qualify as performance-based compensation under Section 162(m). The 2015 Equity Plan, if approved by our shareholders at the 2016 annual meeting of shareholders, will also permit the grant of certain awards that can qualify as performance-based compensation under Section 162(m). Although the 2015 and 2016 short-term incentive compensation plans contain performance-based conditions, they were not approved by our shareholders and therefore awards under those plans do not qualify as performance-based compensation under Section 162(m). The Cash Incentive Plan, if approved by our shareholders at the 2016 annual meeting of shareholders, will permit us to make short-term incentive compensation awards that can qualify as performance-based compensation under Section 162(m).

Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee's income, as well as certain penalties and interest. We believe that our nonqualified deferred compensation arrangements meet the effective requirements of Section 409A as required by law or regulation.

Report of the Compensation Committee

The information contained in this report shall not be deemed to be "soliciting material," to be "filed" with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act.

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference in the Company's Annual Report on Form 10-K for its 2015 fiscal year.

Richard Porter, Chairman
Robert Cruickshank
Ronald Strackbein

Assessment of Compensation-Related Risks

On an ongoing basis as part of our strategic business planning process, the named executive officers and key senior management conduct an assessment of the current risks arising from our compensation policies and practices. This team reviews and discusses the characteristics and approval policies of compensation programs for all employees, including salaries, equity awards, and cash bonuses, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

In November 2015, we reviewed and discussed all components of our compensation policies and practices with our Board of Directors as part of our business plan review and approval process. In addition, the Compensation Committee met separately to review the management team's assessment of the risks that could arise from our compensation policies and practices. As part of their review, the Compensation Committee specifically considered factors that reduce the likelihood of excessive risk-taking such as our overall compensation levels being competitive with the market, the balance between fixed components like salary and benefits and short- and long-term incentive compensation. The Committee has discretion to adjust downward the amount of compensation that would otherwise be payable under the short-term incentive compensation program, which it could do if it determines that an executive caused the Company to incur unnecessary or excessive risk. The compensation mix of cash (salary and short-term incentive) and equity incentives align with the market and the Company's peers and are linked to business performance. The short-term and long-term incentive plans are linked to specific formulas and have payout ceilings. The 2016 short-term incentive compensation plan also provides that no amounts will be paid under the strategic objectives component if our operating income margin is negative. Our stock ownership guidelines link executives' and non-employee directors' interests to the interests of shareholders and our incentive compensation recoupment policy would permit us to recover incentive compensation paid to executive officers in the event of wrongdoing on the part of the executives.

Based on such assessments, we believe that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Tabular Compensation Information

The following table summarizes the compensation information for each of our named executive officers for the fiscal years ended October 31, 2015, 2014 and 2013:

SUMMARY COMPENSATION TABLE

Name and Principal	Fiscal	Salary	Bonus[1]	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	All Other Compensation[5]	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)

Michael Doar	2015	433,500	-	640,008	-	536,907	95,078	1,705,493
Chairman and Chief	2014	420,500	-	491,437	-	463,220	80,323	1,455,480
Executive Officer	2013	408,077	250,000	100,000	100,000	-	75,523	933,600

Sonja K. McClelland	2015	235,577	-	280,032	-	181,094	19,384	716,087
Vice President, Secretary,	2014	174,039	70,000	83,533	-	124,002	14,628	466,202
Treasurer and	2013	168,077	100,000	40,000	40,000	-	12,135	360,212
Chief Financial Officer[6]

John P. Donlon	2015	228,654	-	120,014	-	101,775	27,696	478,139
Executive Vice President,	2014	221,654	-	93,367	-	88,457	18,306	421,784
International Sales	2013	214,846	100,000	52,500	52,500	-	15,262	435,108

Gregory S. Volovic	2015	345,192	-	400,014	-	380,297	30,706	1,156,209
President	2014	310,577	-	294,868	-	314,031	22,587	942,063
	2013	248,077	200,000	60,000	60,000	-	18,174	586,251

 ___________

[1]	Represents discretionary bonuses awarded by the Committee for performance for the specified fiscal year that are paid in the following fiscal year. The amount shown for Ms. McClelland in fiscal 2014 represents a one-time bonus payment made to her in fiscal 2014 in recognition of the greater responsibilities she assumed in connection with her promotion to Vice President, Secretary, Treasurer and Chief Financial Officer effective March 13, 2014.

[2]	Represents the grant date fair value of stock awards determined in accordance with Accounting Standards Codification Topic 718, or ASC 718. The stock awards consist of: (i) with respect to fiscal 2015 and fiscal 2014, restricted share awards and performance share awards, and (ii) with respect to fiscal 2013, restricted share awards. Amounts related to restricted share awards are calculated using the closing sales price of our common stock on the grant date. Amounts related to performance share awards represent the value at the grant date based upon the probable outcome of the performance conditions. Amounts related to the performance shares designated as “Performance Shares-TSR” are calculated using the Monte Carlo approach. Amounts related to the performance shares designated as “Performance Shares-ROIC” are calculated using the closing sales price of our common stock on the grant date.

The following table presents the grant date fair value of the performance share awards included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

			Performance Share Awards
	Fiscal Year of Grant	Performance Period	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
Michael Doar	2015	2015-2017	$480,004	$960,008
	2014	2014-2016	$366,441	$732,883

Sonja McClelland	2015	2015-2017	$210,018	$420,036
	2014	2014-2016	$62,284	$124,567

John Donlon	2015	2015-2017	$90,017	$180,034
	2014	2014-2016	$69,622	$139,243

Greg Volovic	2015	2015-2017	$300,003	$600,005
	2014	2014-2016	$219,861	$439,721

[3]	Represents the grant date fair value of option awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options granted in fiscal year 2013, see Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2013.

[4]	Represents amounts earned in the specified fiscal year and paid in the following fiscal year under the specified fiscal year’s short-term incentive compensation plan. See "Compensation Discussion and Analysis—Compensation Decisions for Fiscal 2015—Short-Term Incentive Compensation" for additional information regarding the 2015 short-term incentive compensation plan.

[5]	The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table:

	Fiscal Year	Leased Auto ($)	Supplemental Disability Insurance ($)	Matching 401(k) Plan Contributions ($)	Split- Dollar Life Insurance ($)	Other ($)	Total ($)
Michael Doar	2015	31,163	13,730	15,900	34,285	-	95,078
	2014	26,013	6,201	15,149	32,960	-	80,323
	2013	27,005	7,585	14,025	26,908	-	75,523

Sonja K.	2015	-	4,498	14,886	-	-	19,384
McClelland	2014	-	1,870	12,758	-	-	14,628
	2013	-	2,137	9,998	-	-	12,135

John P.	2015	-	11,039	16,657	-	-	27,696
Donlon	2014	-	1,854	11,163	-	5,289	18,306
	2013	-	2,550	12,712	-	-	15,262

Gregory S.	2015	-	11,783	18,923	-	-	30,706
Volovic	2014	-	7,676	14,911	-	-	22,587
	2013	-	5,505	12,669	-	-	18,174

The amounts shown in the Leased Auto column represent either the portion of the lease cost for automobiles leased by us allocable to an executive's personal use of the automobile or the sum of a monthly car allowance that is added to an executive's salary. For automobiles leased by us where the automobile is used for both business and personal purposes, the percentage of personal use is calculated and applied to the lease and operating expenses.

The Split-Dollar Life Insurance amounts represent a portion of the premium paid on insurance policies we own on the life of the employee. All cash contributions are returned to us upon employee separation or death of the insured. We pay the full amount of the premiums and are the beneficiary for a portion of the policies' death benefit. By policy endorsement, the employee has the right to designate the beneficiary for the death benefit.

The amount reported in the Other column for Mr. Donlon in fiscal 2014 represented personal travel expenses paid by the Company.

[6]	Ms. McClelland was appointed to the office of Vice President, Secretary, Treasurer and Chief Financial Officer effective March 13, 2014. Prior to that, she served as our Corporate Controller and Assistant Secretary.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding awards related to the 2015 short-term incentive compensation plan, performance share awards and restricted share awards granted during fiscal 2015:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)[1]
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
Michael Doar
2015 Short-Term Incentive Compensation Plan	1/6/15	185,300	370,600	741,200
2015-2017 Performance Shares-TSR	1/6/15				3,720	7,440	14,880		256,010
2015-2017 Performance Shares-ROIC	1/6/15				3,476	6,952	13,904		223,993
2015-2017 Restricted Shares	1/6/15							4,966	160,005

Sonja K. McClelland
2015 Short-Term Incentive Compensation Plan	1/6/15	62,500	125,000	250,000
2015-2017 Performance Shares-TSR	1/6/15				1,628	3,255	6,510		112,005
2015-2017 Performance Shares-ROIC	1/6/15				1,521	3,042	6,084		98,013
2015-2017 Restricted Shares	1/6/15							2,173	70,014

John P. Donlon
2015 Short-Term Incentive Compensation Plan	1/6/15	46,000	92,000	184,000
2015-2017 Performance Shares-TSR	1/6/15				698	1,395	2,790		48,002
2015-2017 Performance Shares-ROIC	1/6/15				652	1,304	2,608		42,015
2015-2017 Restricted Shares	1/6/15							931	29,997

Gregory S. Volovic
2015 Short-Term Incentive Compensation Plan	1/6/15	131,250	262,500	525,000
2015-2017 Performance Shares-TSR	1/6/15				2,325	4,650	9,300		160,007
2015-2017 Performance Shares-ROIC	1/6/15				2,173	4,345	8,690		139,996
2015-2017 Restricted Shares	1/6/15							3,104	100,011

___________

(footnote on following page)

[1]	Amounts represent the grant date fair value of the awards determined in accordance with ASC 718, calculated using $32.22, the closing price of our common stock as reported by Nasdaq on the date of grant, for the restricted shares and the performance shares designated as “Performance Shares-ROIC,” and $34.41, the calculated price using the Monte Carlo approach, for the performance shares designated as “Performance Shares-TSR.” Amounts related to performance share awards represent the value at the grant date based upon the probable outcome of the performance conditions.

The named executive officers are eligible to participate in the 2008 Plan, which was last approved by shareholders in March 2013. The 2008 Plan provides for equity-based incentive awards in the form of stock options, stock appreciation rights settled in stock, restricted shares, performance shares and performance units. Under the 2008 Plan, the Committee has authority to determine the officers, directors and key employees who will be granted awards; determine the form and size of the award; determine the terms and conditions upon which the awards will be granted; and prescribe the form and terms of award agreements. There were 380,949 shares of our common stock available for issuance under future awards under the 2008 Plan as of October 31, 2015.

OUTSTANDING EQUITY AWARDS
AT 2015 FISCAL YEAR END TABLE

The following table summarizes the outstanding equity awards held by the named executive officers as of October 31, 2015:

	Option Awards				Stock Awards
					Time-based Shares			Performance-based Shares
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[9]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[9]

Michael Doar
12/18/09	15,000		$14.82	12/18/19
05/13/10	10,000		$18.13	05/13/20
12/14/11	16,311		$21.45	12/14/21
12/12/12	5,504	2,752	$23.30	12/12/22	4,292	[2]	$115,326
01/10/14					3,488	[3]	$93,723
01/10/14								7,243	[5]	$194,619
01/10/14								7,289	[6]	$195,855
01/06/15					4,966	[4]	$133,436
01/06/15								7,440	[7]	$199,913
01/06/15								6,952	[8]	$186,800

Sonja K. McClelland
12/18/09	3,000		$14.82	12/18/19
05/13/10	2,000		$18.13	05/13/20
12/14/11	5,437		$21.45	12/14/21
12/12/12	2,202	1,101	$23.30	12/12/22	1,717	[2]	$46,136
01/10/14					593	[3]	$15,934
01/10/14								1,231	[5]	$33,077
01/10/14								1,239	[6]	$33,292
01/06/15					2,173	[4]	$58,389
01/06/15								3,255	[7]	$87,462
01/06/15								3,042	[8]	$81,739

John P. Donlon
12/14/11	7,829		$21.45	12/14/21
12/12/12	2,890	1,445	$23.30	12/12/22	2,253	[2]	$60,538
01/10/14					663	[3]	$17,815
01/10/14								1,376	[5]	$36,973
01/10/14								1,385	[6]	$37,215
01/06/15					931	[4]	$25,016
01/06/15								1,395	[7]	$37,484
01/06/15								1,304	[8]	$35,038

Greg S. Volovic
12/18/09	6,000		$14.82	12/18/19
05/13/10	4,000		$18.13	05/13/20
12/14/11	8,264		$21.45	12/14/21
12/12/12	3,303	1,651	$23.30	12/12/22	2,575	[2]	$69,190
01/10/14					2,093	[3]	$56,239
01/10/14								4,346	[5]	$116,777
01/10/14								4,373	[6]	$117,503
01/06/15					3,104	[4]	$83,404
01/06/15								4,650	[7]	$124,946
01/06/15								4,345	[8]	$116,750

_________________

(footnotes on following page)

[1]	These stock options vested on December 12, 2015.

[2]	These restricted shares vested on December 12, 2015.

[3]	One-half of these restricted shares will vest on each of January 10, 2016 and January 10, 2017.

[4]	These restricted shares vest in thirds over a three-year period beginning on the first anniversary of the date of grant, provided the recipient remains employed by the Company through that date.

[5]	Represents the target number of performance shares granted in 2014 designated as “Performance Shares-TSR” which have not yet been earned. The actual number of shares that will vest after the 2014-2016 three-year performance period will be based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our peer group.

[6]	Represents the target number of performance shares granted in 2014 designated as “Performance Shares-ROIC” which have not yet been earned. The actual number of shares that will vest after the 2014-2016 three-year performance period will be based on the achievement of pre-established goals related to our average return on invested capital over the three-year period.

[7]	Represents the target number of performance shares granted in 2015 designated as “Performance Shares-TSR” which have not yet been earned. The actual number of shares that will vest after the 2015-2017 three-year performance period will depend on the extent to which the performance conditions outlined under “Compensation Decisions for Fiscal 2015 – Long-Term Incentive Compensation” are satisfied.

[8]	Represents the target number of performance shares granted in 2015 designated as “Performance Shares-ROIC” which have not yet been earned. The actual number of shares that will vest after the 2015-2017 three-year performance period will depend on the extent to which the performance conditions outlined under “Compensation Decisions for Fiscal 2015 – Long-Term Incentive Compensation” are satisfied.

[9]	Market value is calculated by multiplying the number of shares by $26.87, the closing price of our common stock as reported by Nasdaq on October 31, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the exercise of stock options by the named executive officers during fiscal 2015 and stock awards held by the named executive officers that vested during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]

Michael Doar	-	-	10,476	$342,074

Sonja K. McClelland	-	-	3,209	$103,609

John P. Donlon	-	-	4,526	$145,703

Gregory S. Volovic	-	-	5,470	$179,284

__________

[1]	The number of shares reported represents the gross number of shares vested, prior to the withholding of the following number of shares for each executive officer to pay taxes:

Shares Withheld for Tax Payment
Michael Doar	3,242
Sonja K. McClelland	1,009
John P. Donlon	1,399
Gregory S. Volovic	1,694

[2]	Value realized is calculated by multiplying the closing price of our common stock, as reported on the Nasdaq Global Select Market, on the date of vesting by the number of restricted shares that vested.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans. All information is as of October 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	267,553	[1]	$20.25	[2]	380,949	[3]

Equity compensation plans not approved by security holders	-		-		-

Total	267,553		$20.25		380,949

____________

[1]	Consists of stock options restricted shares and performance shares granted under the 2008 Plan. The number of performance shares assumes the maximum number of shares which the participant is eligible to receive if applicable performance metrics are fully achieved. The actual number of performance shares that will be issued depends on the performance over the applicable three-year performance period.

[2]	Restricted shares and performance shares do not have an exercise price and therefore they have been excluded from the weighted average exercise price calculation in this column.

[3]	Consists of shares available for future issuance as stock options, stock appreciation rights, restricted shares, performance shares and performance units under the 2008 Plan.

NONQUALIFIED DEFERRED COMPENSATION

For Mr. Doar, the only named executive officer participating in the nonqualified deferred compensation plan, the following table provides information regarding fiscal 2015 executive contributions, fiscal 2015 earnings and aggregate balances as of October 31, 2015. There were no Company contributions or aggregate withdrawals or distributions in fiscal 2015.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael Doar	$25,359	$18,675	$678,021

The amounts shown in this table are also included in the amounts shown in the Salary columns of the Summary Compensation Table. All of the contributions by Mr. Doar in fiscal 2015 and prior fiscal years were reported in the Summary Compensation Table in fiscal 2015 or prior fiscal years, as applicable. The aggregate balance shown includes earnings on such contributions.

The Deferred Compensation Plan II, or the DCPII, is a nonqualified deferred compensation plan to which senior managers and other highly compensated employees are eligible to participate. A committee consisting of our Chief Executive Officer, Chief Financial Officer and Director of Human Resources administers the plan. This committee is authorized to interpret the plan, establish, amend and rescind any rules and regulations relating to the plan, determine the terms and provisions of any agreements made pursuant to the plan, and make all other determinations that may be necessary or advisable for the administration of the plan.

Eligible participants are able to defer between 2% and 50% percent of their base salary and up to 100% of their annual bonus less required and voluntary payroll deductions in a given plan year. Deferral elections are made by eligible executives in January of each year for amounts to be earned in the following year. The Board of Directors may declare a discretionary amount of matching credits for participants deferring compensation, up to a maximum of 6% of compensation. The Board of Directors has not awarded any such matching credits to the named executive officers participating in the DCPII.

Participants are 100% vested in all deferral and matching accounts at all times. Amounts deferred under the plan are credited with earnings at the rate of return generated by the Vanguard mutual fund investment options elected by the participants that are offered in our 401(k) plan. The earnings do not reflect any above-market or preferential rates of return. Participants may change their investment options at any time by contacting Vanguard. Account balances in the DCPII are payable at the election of the participant either in a single lump sum or in monthly, quarterly or annual installments with a term of between two and ten years. Distributions under the DCPII will not commence prior to the expiration of a six-month period from the date of separation of service or the participant's death, if earlier.

Employment Agreements

On March 15, 2012, following approval by the Compensation Committee, we entered into employment agreements with each of the named executive officers. The employment agreements terminate and supersede any previously existing employment-related engagements between the Company and the named executive officers. The current term of employment under each of the employment agreements would end October 31, 2016, with automatic one-year extensions unless either party gives 60-days' notice prior to the expiration of the then-current term.

The employment agreements provide for a minimum base salary, subject to increase or decrease at the discretion of the Company, and a discretionary annual cash bonus. The employment agreements provide that each of the named executive officers is eligible to participate in any employee benefit plans and programs generally made available to our employees.

Each of the employment agreements provides that, if the Company terminates the executive's employment without Cause (as defined in the employment agreement) or he or she resigns for Good Reason (as defined in the employment agreements) prior to a Change in Control (as defined in the employment agreements), then he or she will be entitled to severance payments (1) in the form of a salary continuation benefit at his or her base salary then in effect for a period of nine months (twelve months in the case of Mr. Doar); (2) an additional monthly amount during the severance period equal to one-twelfth of the average of the executive's annual cash bonuses for the preceding three years; and (3) an additional monthly payment during the severance period equal to 140% of the Company's monthly cost at the time of termination for continuation of health insurance. In order to receive any of the severance payments, the executive must execute a release satisfactory to the Company. If an executive officer's employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then the executive will be entitled to the severance amounts disclosed in the preceding sentence for a period of eighteen months (twenty-four months in the case of Mr. Doar). In the event of termination of the executive's employment by reason of death, disability, retirement or termination by the Company for Cause, he or she is entitled to his or her base salary and benefits through the date of termination of employment.

The employment agreements contain certain restrictive covenants, prohibiting the executive from competing with the Company, selling products to certain customers and hiring certain employees after termination of employment. The employment agreements also contain provisions protecting our intellectual property and confidential information.

Potential Payments Upon Termination

	Resignation ($)	Death ($)	Disability ($)	Retirement ($)	Termination Without Cause or by Executive for Good Reason(1) ($)	Termination For Cause(1) ($)	Change in Control(1) ($)

Michael Doar
Severance Pay[2]	-	-	-	-	852,709	-	1,705,418
Deferred Compensation[3]	678,021	678,021	678,021	678,021	678,021	678,021	678,021
Stock Options[4]	-	386,030	386,030	346,736	-	-	386,030
Restricted Shares[5]	-	623,518	623,518	-	-	-	623,518
Performance Shares[6]	-	260,317	260,317	-	-	-	-
Health Care Coverage[7]	-	-	397,510	-	49,714	-	99,427
Life Insurance[8]	-	2,328,907	-	-	-	-	-

Sonja K. McClelland
Severance Pay[9]	-	-	-	-	288,774	-	577,548
Deferred Compensation	-	-	-	-	-	-	-
Stock Options[4]	-	94,890	94,890	81,137	-	-	94,890
Restricted Shares[5]	-	206,603	206,603	-	-	-	206,603
Performance Shares[6]	-	44,246	44,246	-	-	-	-
Health Care Coverage[7]	-	-	254,260	-	37,285	-	74,570
Life Insurance[10]	-	400,000	-	-	-	-	-

John P. Donlon
Severance Pay[9]	-	-	-	-	245,058	-	490,116
Deferred Compensation	-	-	-	-	-	-	-
Stock Options[4]	-	57,909	57,909	38,606	-	-	57,909
Restricted Shares[5]	-	224,875	224,875	-	-	-	224,875
Performance Shares[6]	-	49,459	49,459	-	-	-
Health Care Coverage[7]	-	-	204,510	-	37,285	-	74,570
Life Insurance[10]	-	400,000	-	-	-	-	-

Gregory S. Volovic
Severance Pay[9]	-	-	-	-	486,082	-	972,164
Deferred Compensation	-	-	-	-	-	-	-
Stock Options[4]	-	169,737	169,737	148,911	-	-	169,737
Restricted Shares[5]	-	355,544	355,544	-	-	-	355,544
Performance Shares[6]	-	156,186	156,186	-	-	-	-
Health Care Coverage[7]	-	-	354,510	-	37,285	-	74,570
Life Insurance[10]	-	400,000	-	-	-	-	-

(footnotes on following page)

[1]	"Cause" for the Company's termination of the employment agreement would exist if the executive (a) is convicted of, or pleads no contest to, a felony, (b) engages in fraudulent or dishonest conduct, (c) fails to follow the lawful instructions of a superior or the Company's Board of Directors, (d) breaches the terms of the employment agreement, (e) violates written policies or procedures, (f) engages in willful misconduct, or (g) misuses alcohol or drugs. "Good Reason" for the executive's termination of the employment agreement would exist if the Company (a) fails to automatically extend the term of the employment agreement, (b) decreases the executive's base salary by more than 5% a year unless the decrease is part of a broader cost reduction, (c) demotes the executive or assigns duties that are inconsistent with executive's position, (d) eliminates or materially reduces employee benefits other than as part of a broader cost reduction, (e) requires executive to relocate more than thirty miles from the Company office at which executive was based immediately prior to such relocation, (f) materially breaches any material term of the employment agreement, or (g) fails to have the employment agreement assumed as part of a merger or sale of the Company. There are notice and cure provisions with respect to certain of the grounds for termination for Cause or Good Reason. "Change in Control" means (a) the acquisition of 25% or more of the voting securities of the Company, (b) a majority of the directors of the Company being elected who were not approved by a majority of the persons who were previously serving as directors, or (c) a merger, other reorganization or liquidation involving the Company or a sale of substantially all of the assets of the Company, unless (i) the Company's shareholders would own 55% or more of the voting power of the successor entity, (ii) no individual person would own 25% or more of the successor entity and (iii) a majority of the directors of the successor entity were directors of the Company.

[2]	If the Company terminates Mr. Doar's employment without Cause or he resigns for Good Reason prior to a Change in Control, then he will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of twelve months; an additional monthly amount during the severance period equal to one-twelfth of the average of his annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company's monthly cost at the time of termination for continuation of health insurance. If Mr. Doar's employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then he will be entitled to the severance amounts disclosed in the preceding sentence for a period of twenty-four months.

[3]	Amounts can be paid in lump sum distribution or installments depending on the participant's election.

[4]	Reflects the excess of the closing price of $26.87 per share for our common stock on October 31, 2015, over the exercise price of vested stock options and unvested stock options that would vest as a result of the specified termination event occurring as of October 31, 2015, multiplied by the number of shares of common stock underlying the stock options. Stock options shall terminate upon the first occurrence of (a) the date of termination of employment by the Company for cause or voluntarily by the participant for any reason other than death, disability or retirement, (b) three months after the date on which the participant retires or employment is terminated by the Company without cause, (c) the expiration of one year after the date on which employment is terminated due to the participant's death or disability, or (d) ten years from date of grant.

[5]	Reflects the value of unvested restricted shares that would vest as a result of the specified termination event occurring as of October 31, 2015, using $26.87 per share. A participant's rights with respect to the unvested portion of the restricted shares will terminate if a participant ceases continuous service for any reason other than death or disability.

[6]	Reflects the value of unvested performance shares that would vest as a result of specified termination event occurring as of October 31, 2015, using $26.87 per share. The amounts reflect prorated payment amounts, based on target performance, with respect to any performance shares that were earned during the three-year performance period of 2014-2016 only as the participant has met the required employment terms as of October 31, 2015. No amounts related to performance shares for the three-year performance period 2015-2017 are included in the above table because the required employment terms were not met as of October 31, 2015. The terms of the performance share awards provide that, except as provided in the plan or determined by the Committee, in its sole discretion, upon termination of employment with the Company or one of its subsidiaries prior to the end of the performance cycle for any reason other than Disability (as defined in the plan) or death, the participant will forfeit all unvested performance shares, and will not receive any compensation for such forfeited performance shares. Except as provided in the plan, if the participant’s employment with the Company or one of its subsidiaries is terminated by reason of death or Disability before the end of the performance cycle and if the participant has been continuously employed by the Company or one of its subsidiaries for one year or more from the grant date of the performance shares, then following completion of the performance cycle, the participant will be entitled to a prorated payment with respect to any performance shares that were earned during the performance cycle. Further, any performance shares that do not vest as a result of the applicable performance goals not being attained shall be forfeited.

[7]	Amounts represent 12 months of coverage under the short-term and long-term disability plan, any supplemental disability plan payment, and COBRA payments grossed up for tax purposes.

[8]	Amount includes split-dollar life insurance payment of two times annual salary plus one times bonus and $920,000 maximum benefit for term life and accidental death insurance policies.

[9]	If the Company terminates the executive's employment without Cause or he or she resigns for Good Reason prior to a Change in Control, then he or she will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of nine months; an additional monthly amount during the severance period equal to one-twelfth of the average of the executive's annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company's monthly cost at the time of termination for continuation of health insurance. If the executive's employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then he or she will be entitled to the severance amounts disclosed in the preceding sentence for a period of eighteen months.

[10]	Amounts include life insurance payment of two times annual salary up to a maximum annual salary of $200,000 under accidental death insurance policy.

Compensation of Directors

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Thomas A. Aaro	17,500	39,978	57,478
Robert W. Cruickshank	45,000	39,978	84,978
Philip James[2]	17,500	-	17,500
Jay C. Longbottom	17,500	39,978	57,478
Michael P. Mazza[2]	15,000	-	15,000
Andrew Niner	32,500	39,978	72,478
Richard Porter	35,000	39,978	74,978
Janaki Sivanesan	35,000	39,978	74,978
Ronald Strackbein	40,000	39,978	79,978

[1]	Amounts reflect the grant date fair value of restricted shares issued to each non-employee director during the year ended October 31, 2015, calculated in accordance with ASC 718. During fiscal 2015, each non-employee director received 1,298 restricted shares on March 12, 2015, the date of our 2015 annual meeting of shareholders. The grant date fair value is calculated by multiplying the closing price of our common stock on the Nasdaq on the date of grant, which was $30.80, by the number of restricted shares awarded. The restricted shares vest one year from the date of grant.

[2]	Retired from the Board effective March 12, 2015.

In fiscal 2015, we paid our directors as follows: 1) the quarterly retainer for all non-employee directors was $7,500, 2) the Presiding Independent Director quarterly retainer was $3,750, and 3) the fair market value of the annual grant of restricted shares to non-employee directors was $39,978. In addition to the quarterly retainer for all non-employee members of the Board of Directors, we pay the chair of the Audit Committee a quarterly retainer of $2,500 and the chair of the Compensation Committee as well as each Audit Committee member a quarterly retainer of $1,250.

As of October 31, 2015, non-employee directors held outstanding options to purchase the following number of shares of common stock:

Ms. Sivanesan     5,000 shares

Mr. Doar's compensation for fiscal 2015 is set forth in the Summary Compensation Table and the preceding tables and narrative. Mr. Doar is not included in this table because he did not receive any additional compensation for his service as a director.

PROPOSAL 3. APPROVAL OF HURCO COMPANIES, INC. 2016 EQUITY INCENTIVE PLAN

Introduction

We are asking our shareholders to approve our 2016 Equity Incentive Plan (the “2016 Equity Plan”), which was approved by our Board of Directors, subject to shareholder approval, on November 12, 2015. Upon approval of the 2016 Equity Plan by our shareholders, no further awards will be made under our 2008 Equity Incentive Plan (the “2008 Plan”), and the 2016 Equity Plan will be the only active plan under which equity awards may be made to our employees and non-employee directors.

As of January 5, 2016, there were 375,348 shares of our common stock remaining available for future grants under the 2008 Plan. Because of the importance of providing competitive levels of equity-based compensation to our employees, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the 2008 Plan will be insufficient to continue making awards beyond 2016.

As a result, our Board of Directors has approved, and is recommending to our shareholders for their approval, the 2016 Equity Plan, which authorizes the issuance of 470,000 shares of our common stock, plus the number of shares remaining available for future grants under the 2008 Plan on the date our shareholders approve the 2016 Equity Plan. In addition, the number of shares subject to awards (either granted under the 2016 Equity Plan or that are outstanding under the 2008 Plan on the date our shareholders approve the 2016 Equity Plan) that expire, are cancelled or forfeited, or are settled for cash, will become available for future awards under the 2016 Equity Plan.

Shareholder Approval

Shareholder approval of the 2016 Equity Plan is necessary in order to (i) satisfy the shareholder approval requirements of NASDAQ, (ii) satisfy the requirement that shareholders approve the material terms of awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, including the business criteria on which performance goals are based and the maximum awards that may be made to any individual, and (iii) permit the grant of incentive stock options subject to Internal Revenue Code Section 422. If the 2016 Equity Plan is not approved by our shareholders, the 2008 Plan will remain in effect, and we will remain subject to the existing share reserve under the 2008 Plan.

Factors Considered in Setting the Size of the 2016 Equity Plan Share Reserve

In determining the amount of the share reserve for the 2016 Equity Plan, our Compensation Committee considered a number of factors, including the following:

•	Importance of long-term equity incentives. Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives’ interests with the interests of shareholders and serving as an effective retention device. Our ability to continue to provide a competitive level of long-term equity incentives is considered to be very important to our company.

•	Our three-year equity award burn rate. Our three-year average annual equity grant rate, or “burn rate,” for the 2013-2015 period was 1.78%, calculated on the basis utilized by the Proxy Advisory Services division of Institutional Stockholder Services, Inc. (“ISS”). This compares to ISS’s benchmark guidance of 3.15% for our industry classification among Russell 3000 companies.

•	Estimated duration of shares available for issuance under the 2016 Equity Plan. We expect to continue making equity awards with total values generally consistent with our practice in fiscal 2015. On that basis, we expect that the shares available for future awards, totaling approximately 845,348 if the 2016 Equity Plan is approved, would be sufficient for equity awards for approximately three years.

•	Current and projected dilution. As of January 5, 2016, the 375,348 shares of our common stock not subject to outstanding awards under the 2008 Plan and available for future awards under the 2008 Plan represented approximately 6% of the fully-diluted number of our common shares outstanding. The 470,000 shares proposed to be added by approval of the 2016 Equity Plan would increase the dilution percentage to approximately 13%.

Expectations regarding future share usage under the 2016 Equity Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2016 Equity Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

The 2016 Equity Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

•	No repricing of underwater options or stock appreciation rights without shareholder approval. The 2016 Equity Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs” or “SAR awards”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•	No discounted option or SAR grants. The 2016 Equity Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•	Conservative share recycling provisions. We may not add back to the 2016 Equity Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any form of award, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•	Limited definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control is imminent.

•	Minimum vesting period. The 2016 Equity Plan requires all awards to have a minimum vesting period of at least one year, subject to limited exceptions.

•	Dividends subject to performance conditions. Dividends payable with respect to the unvested portion of restricted stock awards whose vesting is subject to the satisfaction of performance conditions will be subject to the same restrictions as the underlying shares.

Description of the 2016 Equity Plan

The major features of the 2016 Equity Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2016 Equity Plan, which is attached to the proxy statement as Appendix A.

Purpose of the 2016 Equity Plan. The 2016 Equity Plan is intended to advance the interests of our company and our shareholders by enabling us to attract and retain the best available personnel for positions of responsibility, to provide additional incentives to them and to align their interests with those of our shareholders and thereby promote our long-term business success.

Eligible Participants. All employees, consultants and advisors of the company or any subsidiary, as well as all non-employee directors of the company, are eligible to receive awards under the 2016 Equity Plan. As of October 31, 2015 there were approximately 769 full-time employees, seven non-employee directors, and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2016 Equity Plan. Although not necessarily indicative of future grants under the 2016 Equity Plan, as of the same date, approximately seven of the 769 eligible employees and all of our non-employee directors have been granted awards under the 2008 Plan.

Types of Awards. The 2016 Equity Plan permits us to award stock options, SARs, restricted stock, stock units and other stock-based awards to eligible recipients. Awards other than options and SARs are sometimes referred to as “full value awards.”

Administration. The 2016 Equity Plan will be administered by the Compensation Committee. To the extent consistent with applicable law and stock exchange rules, the Compensation Committee may delegate its duties, power and authority under the 2016 Equity Plan to any of its members, to our executive officers or non-employee directors with respect to awards to participants who are not themselves our directors or executive officers or, in connection with non-discretionary administrative duties, to such other persons as it deems advisable.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Compensation Committee may also adopt sub-plans or special provisions applicable to awards, establish and modify rules to administer the 2016 Equity Plan, interpret the 2016 Equity Plan and any related award or agreement, cancel or suspend an award or the exercisability of an award, and modify the terms of outstanding awards to the extent permitted under the 2016 Equity Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules or any compensation recovery policy, the Compensation Committee may not amend the terms of an outstanding award without the participant’s consent if the amendment would materially impair the rights of the participant.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2016 Equity Plan prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price, or canceling an underwater option or SAR award in exchange for cash, other property, or a full value award.

Available Shares and Limitations on Awards. A maximum of 470,000 shares of our common stock are available for issuance under the 2016 Equity Plan, plus the number of shares remaining available for future grants under the 2008 Plan on the date our shareholders approve the 2016 Equity Plan. In determining the number of shares to be counted against the share reserve in connection with any award, the following rules apply: (i) shares that are subject to awards of options or SARs shall be counted against share reserve on a 1:1 basis; (ii) shares that are subject to full value awards shall count against the share reserve on a 2:1 basis; (iii) awards for which the number of shares is variable on the grant date shall be counted against the reserve using the maximum number of shares that could be received pursuant to such award until such time as it can be determined that only a lesser number of shares could be received; (iv) awards granted in tandem such that the exercise of one award cancels at least an equal number of shares of the other shall be counted against the reserve based on the largest number of shares that would be counted against the reserve under either of the awards; and (v) awards that will be settled solely in cash shall not be counted against the share reserve (nor shall they reduce the shares authorized for grant to a participant in a calendar year). No more than 470,000 shares may be issued pursuant to the exercise of incentive stock options.

The aggregate number of shares of our common stock subject to options and SARs that may be granted to any one participant other than a non-employee director during a calendar year may not exceed 175,000 shares. The aggregate grant date fair value of all awards granted during any calendar year to any non-employee director shall not exceed $200,000. All of these share limitations are subject to adjustment for changes in our corporate structure or shares, as described below. The shares of our common stock issued under the 2016 Equity Plan may come from authorized and unissued shares or treasury shares.

Any shares of our common stock subject to an award under the 2016 Equity Plan, or to an award granted under the 2008 Plan that is outstanding on the date our shareholders approve the 2016 Equity Plan, that expires, is cancelled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2016 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2016 Equity Plan. Each share of common stock that again becomes available for awards shall correspondingly increase the share reserve on the same ratio by which the share reserve was decreased upon the grant of the applicable award.

Awards granted or shares of our common stock issued under the 2016 Equity Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2016 Equity Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the unused shares under that pre-existing plan may be used for awards under the 2016 Equity Plan and will not reduce the share reserve under the 2016 Equity Plan, but only if the awards are made to individuals who were not employed by us or any of our subsidiaries, and were not non-employee directors of ours, immediately prior to such acquisition.

Description of Award Types. The types of awards that may be granted under the 2016 Equity Plan are described in more detail below.

Options. Employees of our company or any subsidiary may be awarded “incentive stock options” within the meaning of Code Section 422, and any eligible recipient may be awarded options to purchase our common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of a share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2016 Equity Plan as of any date means the closing sale price of a share of our common stock on NASDAQ on that date (or the immediately preceding trading day if no shares were traded on that date). As of January 5, 2016, the closing sale price of a share of our common stock on NASDAQ was $26.20.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of our common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2016 Equity Plan, as may be determined by the Compensation Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until an award vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. Participants are entitled to vote restricted shares prior to the time they vest. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that specified performance goals are satisfied. Any dividends and distributions paid with respect to restricted shares will be subject to the same restrictions as the underlying shares, except for regular cash dividends on shares subject to the unvested portion of a restricted stock award that is subject to only service-based vesting conditions, which regular cash dividends the Compensation Committee may determine are unrestricted or subject to the same restrictions as the underlying shares.

Stock Unit Awards. A stock unit represents the right to receive the fair market value of a share of our common stock. The Compensation Committee will determine whether a stock unit award will be payable in cash, shares, or a combination of both, and when the award will vest. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2016 Equity Plan, as may be determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant awards of our common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2016 Equity Plan. The Compensation Committee has discretion in determining the amount, terms and conditions of such awards.

Minimum Vesting Period. For awards granted under the 2016 Equity Plan, a minimum vesting period of at least one year is prescribed for awards that are subject only to service-based vesting conditions, and an award subject to performance-based vesting conditions must have a performance period of at least one year. The minimum vesting and performance periods do not apply in the following circumstances: (i) upon a change in control, (ii) termination of service due to death or disability, (iii) substitute awards that do not reduce the vesting period of the award being replaced, or (iv) awards involving an aggregate number of shares not in excess of five percent of the share reserve under the 2016 Equity Plan. Awards granted to non-employee directors that vest over a period from one annual meeting of shareholders to the next annual meeting of shareholders are deemed to satisfy the minimum one year vesting period.

Transferability of Awards. In general, no right or interest in any award under the 2016 Equity Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service. If a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2016 Equity Plan provides that unvested portions of his or her outstanding awards will be forfeited, and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either 90 days or one year after termination, depending on the reason for the termination, unless the termination is for cause. In that case, the vested but unexercised portions of option and SAR awards will also be forfeited. The Compensation Committee may provide for different termination consequences in an individual award agreement.

Performance-Based Compensation Under Section 162(m). The Compensation Committee may grant full value awards under the 2016 Equity Plan to employees who are or may be “covered employees,” as defined in Code Section 162(m), that are intended to be “performance-based compensation” within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes. Under current Internal Revenue Service interpretations, the “covered employees” of a company for any year are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at the end of that year. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Compensation Committee for the performance period are satisfied. Option and SAR awards granted under the 2016 Equity Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The maximum number of shares that may be the subject of full value awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) and that are granted to any participant during any calendar year may not exceed 125,000 shares.

The pre-established performance goals set by the Compensation Committee must be based on one or more of the following performance measures specified in the 2016 Equity Plan: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital or on tangible equity); (ix) book value; (x) market share; (xi) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xii) stock price; (xiii) total shareholder return; (xiv) asset quality; (xv) non-performing assets; (xvi) operating assets; (xvii) balance of cash, cash equivalents and marketable securities; (xviii) cost and expense management; (xix) economic value added or similar value added measurements; (xx) improvement in or attainment of working capital levels; (xxi) productivity ratios; (xxii) employee retention or satisfaction measures; (xxiii) safety record; (xxiv) customer satisfaction; (xxv) debt, credit or other leverage measures or ratios; or (xxvi) implementation or completion of critical projects.

The Compensation Committee may select one measure or multiple measures for assessing performance, and the measurement may be based upon company-wide, subsidiary, division, business or operational unit or individual performance, and may be expressed in absolute amounts, on a per share basis, relative to one or more other performance measures, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures. The Compensation Committee will define in an objective fashion the manner of calculating the performance goals based on the performance measures it elects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Compensation Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Shareholder approval of the 2016 Equity Plan will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2016 Equity Plan, the performance measures to which awards intended to be “performance-based compensation” under Section 162(m) may be subject, the maximum amount payable under the 2016 Equity Plan to any employee in connection with an award intended to be “performance-based compensation” under Section 162(m), and the qualification of option and SAR awards granted under the 2016 Equity Plan as “performance-based compensation” for purposes of Section 162(m).

Change in Control. Unless otherwise provided in an award agreement, in the event of a sale of all or substantially all of our assets or a merger, consolidation, or share exchange involving our company, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2016 Equity Plan. If awards granted under the 2016 Equity Plan are continued, assumed or replaced in connection with such a transaction and if within 18 months after the transaction the participant experiences an involuntary termination of service other than for cause, the participant’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination. If awards granted to any participant are not continued, assumed or replaced, then: (i) any outstanding stock option or SAR will become fully exercisable for a period of time prior to the transaction as is deemed fair and equitable by the Compensation Committee and will terminate at the time of the transaction; (ii) any outstanding restricted stock, stock units or other stock-based awards will vest immediately prior to the transaction; and (iii) to the extent vesting of any award is subject to satisfaction of specified performance goals, such award shall be deemed “fully vested” if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the award is proportionate to the portion of the performance period that has elapsed. In addition, if awards granted to any participant are not continued, assumed or replaced, the Compensation Committee may provide that some or all of such outstanding awards shall be canceled in exchange for payment to the holder of the amount of the consideration that would have been received in the transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

In the event of a change in control (as defined in the 2016 Equity Plan) that does not involve a merger, consolidation, share exchange, or sale of all or substantially all of our assets, the Compensation Committee, in its discretion, may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations, the Compensation Committee will equitably adjust (i) the number and kind of shares subject to the 2016 Equity Plan, (ii) outstanding awards as to the number of and kind of shares and exercise price per share, and (iii) award limitations prescribed by the 2016 Equity Plan. In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers or consolidations, the Compensation Committee may make similar equitable adjustments in its discretion.

Effective Date and Term of the 2016 Equity Plan. The 2016 Equity Plan will become effective on the date it is approved by our shareholders. Unless terminated earlier, the 2016 Equity Plan will terminate on the tenth anniversary of its approval by our shareholders. Awards outstanding under the 2016 Equity Plan at the time it is terminated will continue in accordance with their terms. Our Board of Directors may suspend or terminate the 2016 Equity Plan at any time.

Amendment of the 2016 Equity Plan. Our Board of Directors may amend the 2016 Equity Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of NASDAQ. No amendment, termination or suspension of the 2016 Equity Plan may materially impair a participant’s rights under any outstanding award without the consent of the affected participant, unless such action is necessary to comply with applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the company and to participants subject to U.S. taxation with respect to awards granted under the 2016 Equity Plan, based on current statutes, regulations and interpretations.

Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the 2016 Equity Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. We will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2016 Equity Plan, the participant will not recognize taxable income upon grant of the option. Additionally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held until the later of the expiration of (i) the two-year period from the date of grant or (ii) the one-year period from the date of transfer of the shares to the participant, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If such holding period described above is not met (except in some limited circumstances, such as death), and therefore there is a “disqualifying disposition” of the shares, gain in an amount up to the shares’ fair market value on the date of exercise less the exercise price paid for the shares is compensation income received in the tax year in which the disqualifying disposition of the shares occur. Any additional gain is, generally, long-term capital gain.

Other Awards. The current federal income tax consequences of other awards authorized under the 2016 Equity Plan generally follow certain basic patterns. SAR awards are taxed and deductible in substantially the same manner as nonqualified stock options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects, at the time of grant, under Internal Revenue Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Internal Revenue Code Section 162(m) with respect to covered employees.

Section 162(m) of the Internal Revenue Code. Internal Revenue Code Section 162(m) denies a deduction (though it does not impact a participant’s taxation) to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2016 Equity Plan is intended to meet the requirements of Section 162(m), but full value awards granted under the 2016 Equity Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established objective performance goals.

Section 409A of the Internal Revenue Code. The foregoing discussion of tax consequences of awards under the 2016 Equity Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

New Plan Awards

Because the 2016 Equity Plan will not become effective until it is approved by our shareholders, the Compensation Committee has not yet approved any awards under the 2016 Equity Plan. In addition, because all awards under the 2016 Equity Plan are discretionary with the Compensation Committee, neither the number nor types of future 2016 Equity Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the 2008 Plan during fiscal 2015 to our Named Executive Officers is provided under the caption “Grants of Plan-Based Awards Table” in this Proxy Statement.

The Board of Directors recommends a vote “FOR” the approval of the Hurco Companies, Inc. 2016 Equity Incentive Plan

PROPOSAL 4. APPROVAL OF HURCO COMPANIES, INC. CASH INCENTIVE PLAN

Introduction

We are asking our shareholders to approve our Cash Incentive Plan (the “Cash Incentive Plan”), which was approved by our Board of Directors, subject to shareholder approval, on November 12, 2015. The Cash Incentive Plan permits cash incentive awards to be made to eligible employees of our company. Pursuant to Section 162(m) of the Internal Revenue Code, shareholder approval of the material terms of an incentive plan is necessary to preserve the ability to deduct, for federal income tax purposes, performance-based incentive compensation paid to certain executive officers. We generally seek to preserve our ability to claim tax deductions for compensation paid to executives, though the Compensation Committee also utilizes other factors in determining compensation.

Section 162(m) of the Internal Revenue Code generally does not allow a publicly held company to obtain a tax deduction for compensation of more than $1,000,000 paid in any fiscal year to certain “covered employees” unless such compensation is considered “performance-based” in accordance with Section 162(m) and its implementing regulations. Under Section 162(m) as currently interpreted by the Internal Revenue Service, the group of “covered employees’’ as of the end of any taxable year consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer. Cash bonuses and incentive payments will qualify as performance-based compensation if:

•	they are payable solely on account of the attainment of one or more objective performance goals;
•	the performance goals are determined by a compensation committee comprised solely of outside directors at a time when the achievement of the goals is still substantially uncertain;
•	the material terms under which the bonuses are to be paid, including the nature of the performance goals or the formula used to calculate the bonus amounts, are approved by the shareholders; and
•	the compensation committee certifies that the performance goals and other material terms have been satisfied before the bonuses are paid.

Description of the Cash Incentive Plan

The major features of the Cash Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Cash Incentive Plan, which is attached to the proxy statement as Appendix B.

Purpose of the Cash Incentive Plan. The Cash Incentive Plan is intended to advance the interests of our company and our shareholders by promoting our pay for performance philosophy, attracting and retaining key employees, and incentivizing their efforts toward the continued success and growth of our business.

Eligible Participants. All of our employees, who currently number approximately 769, will be eligible to participate in the Cash Incentive Plan. The Compensation Committee will determine which employees will be participants in the Cash Incentive Plan. The Compensation Committee may, in its discretion, designate employees as participants for a single performance period or for a fixed or indefinite series of future performance periods. The Compensation Committee currently intends to limit participation in the Cash Incentive Plan to executive officers, but may implement other annual or short-term bonus arrangements for any or all executive officers and other employees.

Administration. The Compensation Committee, all of whose members are outside directors, will administer the Cash Incentive Plan. The Compensation Committee will have the authority to grant cash awards upon such terms, not inconsistent with the terms of the Cash Incentive Plan, as it considers appropriate. In addition, the Compensation Committee will have complete authority to interpret all provisions of the Cash Incentive Plan, to adopt, amend, and rescind rules and regulations pertaining to the administration of the Cash Incentive Plan, and to make all other determinations necessary or advisable for the administration of the Cash Incentive Plan.

Performance Measures. Participants will receive awards under the Cash Incentive Plan whose payout will be contingent upon the degree of attainment over the applicable performance period of one or more performance goals established by the Compensation Committee based on performance measures specified in the Cash Incentive Plan. At the start of each performance period, the Compensation Committee will select the applicable performance measure(s), specify the performance goals(s) based on those performance measures, and specify in terms of an objective formula or standard, the method for calculating the amount payable to a participant if the performance goals(s) are satisfied. The performance measures to be utilized in connection with any plan award intended to qualify as performance-based compensation for purposes of Section 162(m) are to be one or any combination of two or more of the following metrics:

•	net earnings or net income;
•	earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense;
•	earnings per share (basic or diluted);
•	revenue;
•	gross profit;
•	operating income;
•	profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit;
•	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital or on tangible equity);
•	book value;
•	market share;
•	margins (including, but not limited to, one or more of gross, operating and net earnings margins);
•	stock price;
•	total shareholder return;
•	asset quality;
•	non-performing assets;
•	operating assets;
•	balance of cash, cash equivalents and marketable securities;
•	cost and expense management;
•	economic value added or similar value added measurements;
•	improvement in or attainment of working capital levels;
•	productivity ratios;
•	employee retention or satisfaction measures;
•	safety record;
•	customer satisfaction;
•	debt, credit or other leverage measures or ratios; or
•	implementation or completion of critical projects.

Any performance measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, as a comparison to the performance of specified companies or other external indices or measures, or as a percentage of any of the criteria, and may relate to company-wide, unit, division, subsidiary or individual performance.

Performance Periods. A performance period is the measure of time specified by the Compensation Committee over which the degree of attainment of the specified performance goals will be measured. A performance period must be at least one fiscal quarter in duration for awards involving “covered officers,” defined in the Cash Incentive Plan as participants who are, or are designated by the Compensation Committee as persons who may potentially be, “covered employees” for purposes of Section 162(m).

Payment of Awards. All awards under the Cash Incentive Plan for a performance period will be paid in cash following the end of such performance period and the Compensation Committee’s certification of the degree to which applicable performance goals based on performance measures selected for the performance period were attained and the resulting amounts payable to participants in connection with awards for that performance period. The Compensation Committee may reduce or eliminate, in its discretion, the amount of any award otherwise payable under the Cash Incentive Plan. The maximum award payment that can be made under the Cash Incentive Plan to any participant who is a covered officer is $3,000,000 for an annual performance period.

Transferability of Awards. No right or interest in any award under the Cash Incentive Plan may be assigned, pledged or otherwise disposed of.

Effect of Termination of Employment. Ordinarily, no award for a performance period will be paid to a participant who is not actively employed by us at the end of the applicable performance period. If a participant’s employment ends during a performance period, the Compensation Committee does, however, have the discretion to approve payment to the participant, or his or her beneficiaries, of a pro rata portion of the award payment the participant would have received but for the fact that the participant’s employment ended.

Compensation Recovery Policy. Awards under the Cash Incentive Plan and any compensation associated therewith will be subject to forfeiture, recovery by us or other action pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee at any time.

Amendment and Termination of the Cash Incentive Plan. The Compensation Committee or Board of Directors may amend, suspend or terminate the Cash Incentive Plan from time to time. An amendment will be subject to the approval of our shareholders only if such approval is necessary to maintain the Cash Incentive Plan in compliance with Section 162(m) or other applicable laws and regulations.

Effective Date of the Cash Incentive Plan. The Cash Incentive Plan will become effective as of date it is approved by our shareholders.

Federal Income Tax Consequences

All cash award payments made under the Cash Incentive Plan are taxable to the participant when made. The Cash Incentive Plan is intended to comply with Section 162(m). Our goal in this regard is to enable us to make award payments under the Cash Incentive Plan to participants who are or may be “covered employees” for purposes of Section 162(m) that can qualify as performance-based compensation and enable us to claim a federal income tax deduction for the full amount of any such award payment.

Future Awards

Payments under the Cash Incentive Plan will be based on actual performance during periods beginning on and after the date the Cash Incentive Plan has been approved by our shareholders. As a result, amounts payable under the Cash Incentive Plan are not currently determinable.

The Board of Directors recommends a vote “FOR” the approval of the Hurco Companies, Inc. Cash Incentive Plan

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 5, 2016, regarding beneficial ownership of our common stock held by each director, director nominee and named executive officer, by all current directors and executive officers as a group, and by all persons who are known to be beneficial owners of more than 5% of our common stock. Each such person has sole voting and investment power with respect to such securities, except as otherwise noted.

Directors and Officers

	Shares Beneficially Owned
	Number		Percent
Thomas A. Aaro	1,298	[1]	*
Robert W. Cruickshank	35,221	[1]	*
Michael Doar	131,901	[2]	2.0%
Jay C. Longbottom	1,298	[1]	*
Andrew Niner	5,206	[1]	*
Richard Porter	6,218	[1]	*
Janaki Sivanesan	12,555	[3]	*
Ronald Strackbein	6,718	[1]	*
Sonja K. McClelland	26,178	[4]	*
John P. Donlon	21,809	[5]	*
Gregory S. Volovic	40,740	[6]	*
Executive officers and directors as a group (11 persons)	289,142		4.4%

Other Beneficial Owners

Name and Address
Royce & Associates, LLC
745 Fifth Avenue, New York, NY, 10151	966,368	[7]	14.7%
FMR LLC
245 Summer St, Boston, MA 02210	609,100	[7]	9.3%
Dimensional Fund Advisors LP
Palisades West, Building One	524,704	[7]	8.0%
6300 Bee Cave Road, Austin, TX 78746
Franklin Resources Inc.
One Franklin Parkway, San Mateo, CA 94403	365,000	[7]	5.6%
Thomson Horstmann & Bryant Inc.
501 Merritt 7, Norwalk, CT 06851	360,266	[7]	5.5%

*	Less than one (1) percent.
[1]	Includes 1,298 unvested shares of restricted stock.
[2]	Includes 46,815 shares subject to options that are vested and 16,327 unvested shares of restricted stock.
[3]	Includes 5,000 shares subject to options that are vested and 1,298 unvested shares of restricted stock.
[4]	Includes 12,639 shares subject to options that are vested and 6,222 unvested shares of restricted stock.
[5]	Includes 10,719 shares subject to options that are vested and 2,957 unvested shares of restricted stock.
[6]	Includes 21,567 shares subject to options that are vested and 10,189 unvested shares of restricted stock.
[7]	Based solely on information supplied by the beneficial owner on Form 13F for the quarter ended September 30, 2015 which was filed in November 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of the four directors named below. The Board of Directors and the Audit Committee have determined that the Committee's current composition satisfies the Nasdaq listing requirements, including the requirement that all Audit Committee members be "independent directors" as defined by Nasdaq rules. The Board of Directors annually reviews the independence of the Audit Committee members under both Nasdaq rules and the SEC's definition of independence for Audit Committee members and the independence requirements in our Corporate Governance Principles. The Board has determined that Mr. Strackbein meets the SEC's definition of an "Audit Committee financial expert."

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management and the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2015, with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, or Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young the independence of that firm.

The members of the Audit Committee have also confirmed that there have been no new circumstances or developments since their appointment to the Committee that would impair any member's ability to act independently.

Based on the reviews and discussions referred above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2015, for filing with the SEC.

Ronald Strackbein, Chairman
Thomas A. Aaro
Jay C. Longbottom
Janaki Sivanesan

PROPOSAL 5. RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for fiscal 2016. The Board of Directors is submitting the appointment of Ernst & Young for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of Ernst & Young will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

Ernst & Young has served as our independent registered public accounting firm since fiscal 2009. In fiscal 2014 and fiscal 2015, we engaged McGladrey LLP to perform assurance services for our employee benefit plan, a service previously performed by Ernst & Young. The following table sets forth fees paid to Ernst & Young for services provided during fiscal years 2015 and 2014, respectively:

	2015	2014
Audit Fees[1]	$1,155,000	$853,000
Audit Related Fees[2]	223,000	-
Tax Fees[3]	124,000	108,000
All Other Fees[4]	-	-
TOTAL	$1,502,000	$961,000

[1]	Represents fees for professional services provided in connection with the audit of annual financial statements, the review of quarterly financial statements, the audit of internal controls over financial reporting and the audit of purchase accounting associated with acquisitions.

[2]	Represents fees for acquisition due diligence activities.

[3]	Represents fees for services provided in connection with tax compliance and tax planning.

[4]	Represents fees for other non-audit services

Pre-approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. For fiscal 2015 and 2014, all of the fees reported above as Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved by the Audit Committee. The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining that firm's independence.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under our Code of Business Conduct and Ethics, which is available on our website at www.hurco.com, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, our Audit Committee.

Further, under our Audit Committee's charter, which is available on our website at www.hurco.com, our Audit Committee must review and approve all related person transactions. No related person transaction in an amount exceeding $120,000 occurred during fiscal 2015.

SHAREHOLDER PROPOSALS FOR OUR 2017 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2017 annual meeting of shareholders is September 27, 2016.

Our By-Laws provide that shareholders are required to give us advance notice of any business to be brought by a shareholder before an annual shareholders' meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days prior to the meeting. In the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about the proposed business and the shareholder making the proposal. These procedures apply to any matter other than nomination of directors that a shareholder wishes to raise at the 2017 annual meeting, including those matters raised pursuant to 17 C.F.R. §240.14a-8 of the rules and regulations of the SEC.

Shareholders who wish to nominate a candidate for election as a director without the recommendation of the Nominating and Governance Committee must provide timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received by dates explained in the preceding paragraph with respect to shareholder proposals. In addition, the notice must contain additional information concerning the shareholder, the nominee and any "Shareholder Associated Person," the nominee's consent to the nomination, an executed questionnaire in a form signed by our directors and nominees and representatives, and an agreement establishing that there is no undisclosed understanding with respect to the nominee's conduct as a director.

Any shareholder proposals or nominations that do not meet the above requirements will be considered untimely, and any proxy solicited by us may confer discretionary authority to vote on such proposal or nominee. A copy of our By-Laws is available upon request. Such requests and any shareholder proposals or nominations should be sent to Sonja K. McClelland, Secretary, Hurco Companies, Inc., One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268, our principal executive offices.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Report of the Audit Committee and the Report of the Compensation Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORT ON FORM 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended October 31, 2015, with the SEC. Shareholders may obtain a copy of the Annual Report on Form 10-K free of charge by writing to Sonja K. McClelland, Vice President and Chief Financial Officer, Hurco Companies, Inc., One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268. A copy of the Annual Report on Form 10-K can also be obtained at www.hurco.com/proxymaterials or www.sec.gov.

OTHER BUSINESS

The Board of Directors knows of no other matters that may be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

Appendix A

HURCO COMPANIES, INC. 2016 EQUITY INCENTIVE PLAN

1.     Purpose. The purpose of the Hurco Companies, Inc. 2016 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2.     Definitions. In this Plan, the following definitions will apply.

(a)          “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)          “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c)          “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.

(d)          “Board” means the Board of Directors of the Company.

(e)          “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition means a Participant’s (i) ongoing failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company's business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; or (iv) engaging in dishonorable or disruptive behavior, practices or acts which demonstrate a willful and continuing disregard for the best interests of the Company and its Affiliates or which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(f)          “Change in Control” means one of the following:

(1)         An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)         any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B)         any formation of a Group consisting solely of beneficial owners of the Company's Voting Securities as of the effective date of this Plan; or

(C)         any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)         Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)         A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, 60% or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through the ultimate Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities; (ii) no Exchange Act Person beneficially owns, directly or indirectly, 30% or more of the Voting Securities of the entity resulting from such Corporate Transaction; and (iii) at least a majority of the members of the board of directors (or comparable governors) of the entity resulting from such Corporate Transaction were Continuing Directors at the time of the initial agreement, or the action of the Board, providing for such Corporate Transaction.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g)          “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h)          “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the Nasdaq Stock Market, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).

(i)          “Company” means Hurco Companies, Inc., an Indiana corporation, or any successor thereto.

(j)          “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(k)          “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(l)          “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m)          “Employee” means an employee of the Company or an Affiliate.

(n)          “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o)          “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p)          “Fair Market Value” of a Share means the fair market value of a Share determined as follows:

(1)         If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)         If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q)          “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award, and, for purposes of Section 4, includes an award under the Prior Plan that is neither an option award nor a stock appreciation right award.

(r)          “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s)          “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(t)          “Non-Employee Director” means a member of the Board who is not an Employee.

(u)          “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(v)         “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(w)          “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(x)          “Participant” means a person to whom a then-outstanding Award has been granted under the Plan.

(y)          “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(z)          “Plan” means this Hurco Companies, Inc. 2016 Equity Incentive Plan, as amended and in effect from time to time.

(aa)         “Prior Plan” means the Hurco Companies, Inc. 2008 Equity Incentive Plan.

(bb)         “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(cc)         “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(dd)         “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ee)         “Share” means a share of Stock.

(ff)         “Stock” means the common stock, no par value, of the Company.

(gg)         “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(hh)         “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of one or more Shares, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(ii)         “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(jj)         “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(kk)         “Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3.     Administration of the Plan.

(a)          Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)          Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)         determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)         cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)         adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)         granting Substitute Awards under the Plan; and

(5)         taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers.

(c)          Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)          Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing or electronically by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)          Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)          Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.     Shares Available Under the Plan.

(a)          Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 470,000, plus any Shares remaining available for future grants under the Prior Plan on the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1)         Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2)         Shares that are subject to Full Value Awards shall be counted against the share reserve as two Shares for every one Share granted.

(3)         Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(4)         Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5)         Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6)         Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)          Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash, shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award or Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)          Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award.

(d)          Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e)          No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, pay cash in lieu of any fractional Share in settlement of an Award.

(f)          Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant other than a Non-Employee Director shall not exceed 175,000 Shares (subject to adjustment as provided in Section 12(a)).

(g)          Performance-Based Compensation Limit. With respect to Awards of Performance-Based Compensation, the maximum number of Shares that may be the subject of Full Value Awards that are granted to any Participant during any calendar year shall not exceed 125,000 Shares (subject to adjustment as provided in Section 12(a)).

(h)          Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with FASB ASC Topic 718 or any successor provision) of all Awards granted during any calendar year to any Non-Employee Director shall not exceed $200,000.

5.     Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.     General Terms of Awards.

(a)          Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)          Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date, and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not apply, however, in the following circumstances: (i) upon a Change in Control, (ii) termination of Service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, and (iv) Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders.

(c)          Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)          Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)          Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1)         Upon termination of Service for Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)         Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)         Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(4)         Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(f)          Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)          Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 16 of this Plan. Except as provided in Section 16 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance measures upon the occurrence of certain events, which may include a Change of Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

7.     Stock Option Awards.

(a)          Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)          Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)          Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement, including without limitation the restrictions provided in Section 6(b). No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have expired and terminated.

(d)          Incentive Stock Options.

(1)         An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be 470,000, subject to adjustment as provided in Section 12(a).

(2)         No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the per share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) that Option Award will expire no later than five years after its Grant Date.

(3)         For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(4)         If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Statutory Stock Option.

(5)         The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8.     Stock Appreciation Rights.

(a)          Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)          Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement, including without limitation the restrictions provided in Section 6(b). No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have expired and terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.     Restricted Stock Awards.

(a)          Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the limitations provided in Section 6(b). The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)          Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate, except for regular cash dividends on Shares subject to the unvested portion of a Restricted Stock Award that is subject only to service-based vesting conditions, which regular cash dividends the Committee may determine are unrestricted or subject to the same restrictions as the underlying shares.

10.   Stock Unit Awards.

(a)          Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the limitations provided in Section 6(b). If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)          Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11.   Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.   Changes in Capitalization, Corporate Transactions, Change in Control.

(a)          Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)          Corporate Transactions. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)         Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)         Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Options and SARs shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The exercise of any Option or SAR whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)         Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award surrendered shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of shares that have been earned or deemed earned in the manner specified in Section 12(b)(2). If the amount determined pursuant to clause (i) of this subsection (3) is less than or equal to the amount determined pursuant to clause (ii) of this subsection (3) with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)         Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within 18 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become fully vested and shall remain exercisable for one year following the Participant’s termination of Service, (ii) any Full Value Awards that are not yet fully vested shall immediately fully vest and become non-forfeitable, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(4) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

(c)          Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i)  providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(3) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)          Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13.    Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.    Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required tax withholdings (but not to exceed the minimum statutory amount required to be withheld if such limitation is necessary to avoid an adverse accounting impact) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.	Effective Date, Duration, Amendment and Termination of the Plan.

(a)          Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date.

(b)          Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c)          Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)          Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant's consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i).

(e)          No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.	Performance-Based Compensation.

(a)          Designation of Awards. If the Committee determines at the time a Full Value Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 16 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b)          Compliance with Code Section 162(m). If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 16(c). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with an Award subject to this Section 16. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c)          Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 16, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance measures: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital or on tangible equity); (ix) book value; (x) market share; (xi) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xii) stock price; (xiii) total shareholder return; (xiv) asset quality; (xv) non-performing assets; (xvi) operating assets; (xvii) balance of cash, cash equivalents and marketable securities; (xviii) cost and expense management; (xix) economic value added or similar value added measurements; (xx) improvement in or attainment of working capital levels; (xxi) productivity ratios; (xxii) employee retention or satisfaction measures; (xxiii) safety record; (xxiv) customer satisfaction; (xxv) debt, credit or other leverage measures or ratios; and (xxvi) implementation or completion of critical projects. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, division, business unit, operational unit or individual performance.

17.	Other Provisions.

(a)          Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)          Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)          Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with all applicable Company policies as they exist from time to time, including without limitation those relating to insider trading, pledging or hedging transactions, minimum holding periods and stock ownership guidelines.

(d)          Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)          Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)          Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)          Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)         If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)         If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)          Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)          Forfeiture and Compensation Recovery.

(1)         The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met; or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)         Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Appendix B

HURCO COMPANIES, INC. CASH INCENTIVE PLAN

1.     Purpose. The purpose of the Hurco Companies, Inc. Cash Incentive Plan (the "Plan") is to advance the interests of Hurco Companies, Inc. and its shareholders by promoting the Company's pay for performance philosophy, attracting and retaining key employees of the Company and its subsidiaries, and stimulating the efforts of such employees toward the continued success and growth of the Company's business. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.     Definitions. When the following terms are used with capital letters in this Plan, they will have the meanings indicated:

(a)          "Award" means an incentive award which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a cash payment from the Company or a subsidiary employing the Participant in accordance with Section 3.

(b)          "Board" means the Board of Directors of the Company.

(c)          "Code" means the Internal Revenue Code of 1986, as amended.

(d)          "Committee" means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

(e)          "Company" means Hurco Companies, Inc. or any successor thereto.

(f)          "Covered Officer" means any Participant who is, or is designated by the Committee at or prior to the grant of an Award hereunder as a person who may be, a "covered employee" within the meaning of Section 162(m)(3) of the Code for the Performance Period as to which the Award is payable, and for whom the Committee intends that the Award constitute Performance-Based Compensation.

(g)          "Eligible Employee" means any employee of the Company or any of its subsidiaries.

(h)          "Participant" means an Eligible Employee designated by the Committee to participate in the Plan as provided in Section 3.1. Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.

(i)          "Performance-Based Compensation" means an Award that is intended to constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(j)          "Performance Measures" means one or a combination of two or more of the following performance-based metrics as approved by the Committee: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital or on tangible equity); (ix) book value; (x) market share; (xi) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xii) stock price; (xiii) total shareholder return; (xiv) asset quality; (xv) non-performing assets; (xvi) operating assets; (xvii) balance of cash, cash equivalents and marketable securities; (xviii) cost and expense management; (xix) economic value added or similar value added measurements; (xx) improvement in or attainment of working capital levels; (xxi) productivity ratios; (xxii) employee retention or satisfaction measures; (xxiii) safety record; (xxiv) customer satisfaction; (xxv) debt, credit or other leverage measures or ratios; and (xxvi) implementation or completion of critical projects. In addition, for any Award to a Participant who is not a Covered Officer or that is not intended to constitute Performance-Based Compensation, Performance Measures may include, alone or in combination with any of the foregoing Performance Measures, any other measure of performance as determined by the Committee. Any performance goal based on one or more of the foregoing Performance Measures may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, as a comparison to the performance of specified companies, indices or other external measures, or as a percentage of any other Performance Measure, and may relate to one or any combination of Company, subsidiary, business unit, division, operational unit or individual performance.

(k)          "Performance Period" means the period of time specified by the Committee, which shall be at least one fiscal quarter in duration for any Covered Officer, over which the degree of attainment of specified performance goals will be measured.

3.	Awards.

3.1           Allocation of Awards. Prior to the earlier of (i) 90 days following the commencement of a Performance Period or (ii) the passage of 25 percent of the duration of such Performance Period, the Committee will designate such Eligible Employees as it deems appropriate to participate in the Plan for such Performance Period. The Committee's designation of an Eligible Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion. A designation for more than one Performance Period shall be subject to the Participant's continued employment by the Company or its subsidiaries, and may be rescinded at any time as to future Performance Periods by the Committee. Awards may be granted to a Participant in such amounts and on such terms as may be determined by the Committee. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned only upon, and to the extent that, the applicable performance goals as described in Section 3.2 are satisfied over the course of the applicable Performance Period. Different terms and conditions may be established by the Committee for different Awards and for different Participants.

3.2           Performance Goals. The payment of an Award will be contingent upon the degree of attainment over the applicable Performance Period of one or more performance goals based on Performance Measures described in Section 2(j). For any Performance Period, the Committee will select the applicable Performance Measure(s), specify the performance goal(s) based on those Performance Measures, and specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, all prior to the earlier of (i) 90 days following the commencement of the Performance Period or (ii) the passage of 25 percent of the duration of the Performance Period. In specifying the performance goals applicable to any Performance Period, the Committee may provide that one or more objectively determinable adjustments shall be made to the Performance Measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered "non-GAAP financial measures" within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles. The Committee may, in its discretion, modify the performance goals applicable to a Performance Period if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such performance goals. However, no such modification may be made to the extent it would increase the amount of Performance-Based Compensation that would otherwise be payable to any Participant who is a Covered Officer.

3.3           Maximum Amount of Awards. No Participant who is a Covered Officer shall be entitled to receive an Award payment for any Performance Period that exceeds $3,000,000 for an annual Performance Period.

3.4           Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason. No reduction in the amount of an Award payable to any Participant shall increase the amount of an Award payable to any other Participant.

3.5           Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the specified performance goals based on the Performance Measures selected for that Performance Period were attained and the resulting amounts payable to Participants in connection with Awards for that Performance Period. Each Participant shall receive payment in cash of the Award as soon as practicable following the Committee's determination and certification made pursuant to this Section 3.5, but in no event later than two and one-half months after the end of the calendar year during which the applicable Performance Period ended.

4.	Administration.

4.1           Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

4.2           Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

5.     Effective Date of the Plan. The Plan shall become effective as of the date it is approved by the Company's shareholders. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6.     Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate the employment of a Participant with or without cause.

7.     Tax Withholding. The Company or any applicable subsidiary shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8.     Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of the Company's shareholders only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

9.     Unfunded Plan. The Plan shall be unfunded, and neither the Company nor any of its subsidiaries shall be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its subsidiaries.

10.   Other Benefit and Compensation Programs. Neither the approval of the Plan by the Board nor its submission to or approval by the shareholders of the Company shall be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any of its subsidiaries unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11.   Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana, without regard to its conflicts of laws principles, and shall be construed accordingly.

12.   Other Provisions.

12.1         Non-transferability. Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under this Plan.

12.2         Termination of Employment. Except as otherwise provided in this section, no Award shall be paid to a Participant who is not actively employed by the Company or one of its subsidiaries as of the end of the applicable Performance Period. If a Participant's employment with the Company and its subsidiaries ends during a Performance Period, the Committee may, in its discretion, determine that the Participant (or his or her beneficiaries) shall be paid a pro rata portion of the Award payment that the Participant would have received but for the fact that the Participant's employment ended. Any such prorated Award payment will be paid at the same time as other Award payments with respect to the applicable Performance Period. The Committee may also provide in connection with specific Awards that the achievement of the specified performance goals in connection with such Awards may be waived upon the death or disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver would not cause the Award to fail to qualify as Performance-Based Compensation.

12.3         Compensation Recovery Policy. Any Award under this Plan and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee, including any policy adopted in response to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's common stock is then listed.  Any agreement or other document evidencing such an Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

12.4         Code Section 409A. It is intended that all Awards under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant's tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

HURCO®

C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the election of each of the directors and FOR Proposals 2 – 5.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Thomas A. Aaro	☐	☐	02 - Robert W. Cruickshank	☐	☐	03 - Michael Doar	☐	☐
04 - Jay C. Longbottom	☐	☐	05 - Andrew Niner	☐	☐	06 - Richard Porter	☐	☐
07 - Janaki Sivanesan	☐	☐	08 - Ronald Strackbein	☐	☐			

	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐
3. Approval of the Hurco Companies, Inc. 2016 Equity Incentive Plan.	☐	☐	☐
4. Approval of the Hurco Companies, Inc. Cash Incentive Plan.	☐	☐	☐
5. Appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT

1 U P X 2 6 0 7 2 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

028DFB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Hurco Companies, Inc.

Hurco Companies, Inc.

One Technology Way, Indianapolis, Indiana 46268

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — March 10, 2016
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints as proxies Michael Doar and Robert W. Cruickshank, or either of them, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hurco Companies, Inc., to be held at Hurco's Corporate Office, One Technology Way, Indianapolis, Indiana at 10:00 a.m. Eastern Time, on Thursday, March 10, 2016 and any adjournments thereof, upon the matters on the reverse side and, in their judgement and discretion, upon such other business as may properly come before the meeting.

The shares represented by the Proxy, unless otherwise specified, shall be voted FOR the election of directors and FOR Proposals 2, 3, 4 and 5.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.